As filed with the  Securities  and Exchange  Commission  on July 5, 2001
 Registration No. 333-47404

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM SB-2/A
                                 AMENDMENT NO. 7


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            AutoFund Servicing, Inc.
                 (Name of small business issuer in its charter)


            Nevada                            6159                          88-0465858
-------------------------------   ----------------------------   ----------------------------------
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer incorporation or
 Organization)                     Classification Code Number)    Identification Number)


           3201 Cherry Ridge Dr., Suite 314, San Antonio, TX  78230         (210) 979-0840
           --------------------------------------------------------        ----------------
           (Address of principal executive offices)                        Telephone Number

                            Nevada Corporate Services
             1800 East Sahara Avenue, Suite 107, Las Vegas, NV 89102
              (Name, address and phone number of agent for service)

                        Copies of all communications to:
                          Orsini & Rose Law Firm, P.A.
                               Post Office Box 118
                               3540 Central Avenue
                            St. Petersburg, FL 33707
                            Telephone: (727) 323-9633
                            Facsimile: (727) 328-2691


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]





                         CALCULATION OF REGISTRATION FEE

---------------------------  ---------------------- ----------------------- ---------------------- ----------------------
Title of each                Proposed               Proposed                Dollar                 Amount of
class of securities          maximum offering       maximum aggregate       amount to              registration
to be registered             price per unit         offering price          be registered          Fee
---------------------------  ---------------------- ----------------------- ---------------------- ----------------------
1,000,000 preferred shares      $1.64               $1,640,000              $1,640,000             $434.02 [1]
2,328,800 common shares [2]
2,000,000 common shares [3]      .001               $2,000                  $2,000                 $5 [1]


[1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).
[2] To be offered with conversion of our Preferred Stock and accrued dividends to our common stock.
[3] Common shares of selling securityholders. There is no current market for the securities and the price at which the shares held by the selling securityholders will be sold is unknown. Pursuant to Rule 457(f)(2) the registration fee is based upon the par value, $.001 per share, of the registrant's common stock.


REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH OFFERS, SOLICITATIONS OR SALES WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY THE STATES.

Prospectus

AUTOFUND SERVICING, INC.



We are offering up to a total of 1,000,000 shares of 10% convertible preferred stock at $1.64 per share.


This prospectus also covers 2,000,000 shares of our common stock reserved for issuance upon exercise of the right to convert the preferred shares at any time after twelve months, to common shares. It also covers 328,800 shares of our common stock to be used to pay interest to holders of the preferred shares

This  prospectus  relates  to the offer and sale of  2,000,000  shares of common
stock  of  AutoFund  Servicing,   Inc.,  par  value  $.001  per  share,  by  311
securityholders.

AutoFund Servicing, Inc., is not listed or trading with any securities exchange.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.



-------------------------------------- ----------------------- ------------------------- -------------------------------------
     Number of Preferred Shares           Price to Public         Broker Commission      Net proceeds after Commission To Us

-------------------------------------- ----------------------- ------------------------- -------------------------------------
            1,000 shares                     $1,640.00                 $164.00                        $1,476.00
-------------------------------------- ----------------------- ------------------------- -------------------------------------
      Maximum 1,000,000 shares             $1,640,000.00             $164,000.00                    $1,476,000.00
-------------------------------------- ----------------------- ------------------------- -------------------------------------


We currently have no arrangements with underwriters or broker-dealers to sell our shares.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus is ____________________.






                                TABLE OF CONTENTS

             To jump to a section, double-click on the section name.

SECTION ONE OFFERING....................................................................................6

   SUMMARY OF OUR OFFERING..............................................................................6
      OUR BUSINESS                                                                                      6
      THE PRIMARY OFFERING                                                                              6
      THE SELLING SECURITYHOLDER OFFERING                                                               6
   RISK FACTORS.........................................................................................8
       I.  RISKS RELATED TO AUTOFUND SERVICING, INC.:                                                   8
      II.  RISKS RELATED TO THIS OFFERING:                                                              9
   USE OF PROCEEDS.....................................................................................10
   DETERMINATION OF OFFERING PRICE.....................................................................10
   PLAN OF DISTRIBUTION; TERMS OF THE OFFERING.........................................................10
      PREFERRED SHARES OFFERING WILL BE SOLD BY OFFICER                                                10
      OFFERING PERIOD AND EXPIRATION DATE                                                              11
      PROCEDURES FOR SUBSCRIBING                                                                       11
      RIGHT TO REJECT SUBSCRIPTIONS                                                                    11
      SALES BY NON-AFFILIATED SELLING SECURITYHOLDERS                                                  11
   THE COMPANY.........................................................................................12
      GENERAL                                                                                          12
      BACKGROUND                                                                                       12
      OUR CURRENT BUSINESS                                                                             12
   MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS................13
      OVERVIEW                                                                                         13
      RESULTS OF OPERATIONS                                                                            14
   LIQUIDITY AND CAPITAL RESOURCES.....................................................................15
   MARKETING PLAN......................................................................................15
      THE INDUSTRY                                                                                     15
      STATUS OF DISCUSSIONS                                                                            16
      TIMING AND DILIGENCE OF BIDS                                                                     16
      APPROACH TO DILIGENCE AND VALUATION                                                              16
      MARKET PLACE                                                                                     16
   MANAGEMENT..........................................................................................17
      OFFICERS AND DIRECTORS                                                                           17
      MANAGEMENT BIOGRAPHIES                                                                           17
   CONFLICTS OF INTEREST...............................................................................18
   EXECUTIVE COMPENSATION TABLE........................................................................18
   INDEMNIFICATION.....................................................................................19
   PRINCIPAL STOCKHOLDERS..............................................................................19
   SELLING SECURITYHOLDERS.............................................................................19
   DESCRIPTION OF SECURITIES...........................................................................25
      COMMON STOCK                                                                                     25
      NON-CUMULATIVE VOTING                                                                            26
      CASH DIVIDENDS                                                                                   26
      REPORTS                                                                                          26
      PREFERRED STOCK                                                                                  26
      LIQUIDATION PREFERENCE                                                                           26
      VOTING RIGHTS                                                                                    26
      CONVERSION RIGHTS                                                                                26
      LITIGATION                                                                                       27
      PENNY STOCK REGULATION                                                                           27
   EXPERTS.............................................................................................27
   LEGAL MATTERS.......................................................................................27
   AVAILABLE INFORMATION...............................................................................27

SECTION TWO FINANCIALS..................................................................................1



                                                                               4

   FINANCIAL STATEMENTS.................................................................................1
      CONSOLIDATED BALANCE SHEETS                                                                       3
      CONSOLIDATED STATEMENTS OF INCOME                                                                 4
      STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY                                                      5
      CONSOLIDATED STATEMENTS OF CASH FLOWS                                                             6
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                        7


SECTION THREE EXHIBITS AND UNDERTAKINGS.................................................................1

   EXHIBITS SCHEDULE....................................................................................1
   UNDERTAKINGS.........................................................................................2
      EXHIBIT 5.1 OPINION RE: LEGALITY                                                                  4
      EXHIBIT 23.1 CONSENT                                                                              5
      EXHIBIT 99.41 SIGNATURE PAGE                                                                      6


SECTION ONE OFFERING

                             SUMMARY OF OUR OFFERING


This summary highlights important information about our business and about this offering. Because it is a summary, it doesn't contain all the information you should consider before investing in the common stock. So please read the entire prospectus.

OUR BUSINESS

Our administrative office is located at 3201 Cherry Ridge Drive, Suite 314, San Antonio, Texas 78230, phone numbers voice 210.979.0840 fax 210.979.0687 and our registered statutory office is located at 1800 East Sahara Avenue, Suite 107, Las Vegas, Nevada 89104-3732. Our fiscal year end is December 31. We are a Nevada C-corporation.

We are a third party collection and recovery services provider to auto loan companies, banks - buy here pay here - companies and auto finance companies who have bad debt accounts. These auto loan accounts have, for the most part, been written off or charged off by the company who provided the vehicle loan to the customer, and the debt is still owed by a customer whose vehicle may or may not have been repossessed. We aggressively seek accounts from these companies to process for recovery.

We purchase large numbers of these accounts, at pennies on the dollar, from companies that wish to liquidate certain delinquent accounts from their portfolio. We then attempt to collect the moneys owed on these accounts. We also provide data storage services for our clients and generate reports from this data for our clients.


THE PRIMARY OFFERING

PREFERRED SHARES

     o We are offering up to 1,000,000 shares of convertible preferred stock, par value $0.001.

     o    The preferred  shares are  convertible one (1) preferred share for two
          (2) common shares any time after twelve months of purchase and automatically on its thirty-six month anniversary.

     o    The preferred shares are being offered at $1.64 per share:

     o We are offering the preferred shares for a period not to exceed two years.

     o We will use the proceeds to fund AutoFund Servicing Inc.'s plan of operation.

     o    There are no preferred shares outstanding prior to the offering:

     o 1,000,000 preferred shares would be outstanding if we sale 100% of the offering.

We will be required to retain broker-dealers to sell our shares in certain states. We anticipate that we will be required to pay broker-dealers sales commissions averaging 8%, although we reserve the right to pay sales commissions up to 10%. In no event will our sales commission expenses combined with other offering expenses exceed 20% of the gross proceeds of this offering. The chart used on the prospectus cover page assumes that all shares are sold by broker-dealers at a maximum commission of 10%. It is anticipated that not all of the shares will be sold by a broker-dealer. Accordingly, the net proceeds to us may be higher than indicated in this chart.


THE SELLING SECURITYHOLDER OFFERING


     o This prospectus relates to the registration of 2,000,000 common shares for sale of the securities held by 311 securityholders of AutoFund Servicing, Inc.

     o These securityholders will be able to sell their shares on terms to be determined at the time of sale, directly or through agents, dealers or representatives to be designated from time to time.

     o AutoFund Servicing, Inc. will not receive any proceeds from the sale of the securities by the selling securityholders.

The shares will become tradable on the effective date of this prospectus. The selling securityholders will receive the proceeds from the sale of their shares and AutoFund Servicing, Inc. will not receive any of the proceeds from such sales. The selling securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their shares on terms to be determined at the time of sale. See Plan of Distribution. The selling securityholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares being offered for sale.

UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, WE REFER TO AUTOFUND SERVICING, INC. AS "WE", "US", OR "OUR".

                                  RISK FACTORS


Please consider the following risk factors before deciding to invest in our preferred stock:
                           I. RISKS RELATED TO AUTOFUND SERVICING, INC.:

1. OUR INCOME DEPENDS ON A FEW CUSTOMERS. LOSS OF ANY ONE OF THESE CUSTOMERS COULD RESULT IN A SHARP DECLINE OF REVENUE.

We generated 100% of 1999 revenue from collection efforts for one client. While we have a long-term agreement with this client there is no guarantee that the client will remain loyal to the company. We had 3 clients in 2000. 1. Reliance Acceptance Corporation generates 77% of our revenue, 2. All American Acceptance Corporation generates 18% of our revenue and 3. Bank of Hawaii generates 5% of our revenue. The loss of any one of these clients could cause our revenues to decrease sharply.

2. LIMITED CAPITAL RESOURCES AND POSSIBLE DELAYS IN THE ACQUISITION OF NEW PORTFOLIOS COULD CAUSE SUSPENSION OF OPERATIONS.

Our direct source of revenue is generated from both the management of our customer's portfolio and our acquired portfolios. While AutoFund Servicing, Inc. feels it has adequate operating capital for the near future we must rely on acquiring new customers and portfolios. Acquiring portfolios requires a lengthy due diligence process. If AutoFund Servicing Inc. can acquire these portfolios on a subject to acceptance of our due diligence, we can remove the portfolios from the market, thus acquiring it before our competitors. Limited capital resources would remove this edge on acquiring the portfolios and could cause a suspension of operation.


3. THE LOSS OF SERVICES PROVIDED BY MR. HAGGARD, SOLE DIRECTOR AND PRESIDENT, COULD CAUSE AUTOFUND SERVICING, INC TO FAIL.

The future success of the company and the implementation of its growth strategy are substantially dependent on the active participation of its founder, sole director and president, Mr. James D. Haggard. The loss of services provided by Mr. Haggard could cause AutoFund Servicing, Inc. to fail. At this time AutoFund Servicing, Inc. .has no employment agreement with Mr. Haggard.

4. FEDERAL AND STATE LAWS MAY CHANGE, AFFECTING OUR ABILITY TO COLLECT DEBT CAUSING A CHANGE IN OUR METHOD OF OPERATION.

The government could create new laws and regulations that affect our business and our ability to collect debt the way we do now. There have long been consumer and advocate motions that would have the Federal and State governments generate new legislation and enact new laws and regulations that could change the way we find and contact borrowers. New laws, for example, may require a court order where one is not now required. We currently have the flexibility to locate these consumers through state controlled drivers license registrations and utility company data. If State or Federal Regulations enacted more stringent Consumer Privacy Regulations some consumers would be more difficult and costly to locate. If court ordered Debt Collection mandates were enacted it would require additional costs and time for the representation of local attorneys to attend hearings, file motions and cause us to change our method of operation.


5. WE COULD BE SUED BY CONSUMERS, CAUSING ADDITIONAL DEBT FOR DEFENSE.

We are currently not involved or subject to any lawsuits. We currently have no indemnification for legal liabilities that are a direct result of our actions. There is a growing trend for litigants to sue all parties remotely involved in a transaction. As an example: A borrower may assert that the automobile dealer from whom they bought and financed the vehicle discriminated against them and named, in an action, the bank or finance company, AutoFund Servicing, Inc. clients, as well as AutoFund Servicing, Inc. claiming that damage was done to their personal credit rating and mental anguish was suffered as a result of the purchase. AutoFund Servicing, Inc. would be burdened with the additional debt of defense.

6.  AUTOFUND  SERVICING,   INC.'S  MARKET  SHARE  MAY  DECREASE  AS  COMPETITION
INCREASES.

New competitors can enter the market place with relative ease. As the industry shows signs of success there is the potential for new companies forming to take advantage of that opportunity. The availability of dedicated employees may tend to decrease and the compensation levels to keep key employees may tend to increase. Industry leader NCO Group, a major competitor, is acquiring servicing companies. As servicing companies are acquired the trend is to regionalize the newly acquired servicing company. Regionalized servicing companies perform at a higher level as compared to a servicing company that operates nationally. The companies that are acquiring servicing companies can acquire more portfolios for more money due to the increased performance of their acquired regional offices.

7. CONTROL OF AUTOFUND SERVICING, INC. WILL REMAIN WITH JAMES D. HAGGARD, WHICH WILL INHIBIT A CHANGE OF CONTROL.

This offer involves preferred shares with no voting rights and no ownership in the company. James D. Haggard does now and will continue to control AutoFund Servicing, Inc. James D. Haggard has 90% of the total number of common shares and will have 90% of the total number of shares after the offering. Mr. Haggard will be able to elect all our directors and control our operations.

                           II. RISKS RELATED TO THIS OFFERING:

1. BECAUSE THERE IS NO PUBLIC TRADING MARKET FOR OUR PREFERRED STOCK, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES.

There is currently no public trading market for our preferred stock or our common stock, and there is no guarantee that a market will ever develop. Therefore there is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares.

We believe there is an anticipated public market for our common and preferred shares and we plan on registering our common and preferred shares with the OTC Bulletin Board(R) as soon as is practicable after the effective date of this Registration Statement. We believe we are eligible because we meet the requirements of subparagraph (2) of the OTC Bulletin Board-Eligible Securities Rules which states "the issuer of the security is required to file reports pursuant to Section 13 or 15(d) of the Act or the security is described in
Section 12(g)(2)(B) of the Act, and, subject to a thirty calendar day grace period, the issuer is current in its reporting obligations".

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. An over-the-counter equity security generally is any equity that is not listed or traded on Nasdaq(R) or a national securities exchange. OTC Bulletin Board has no minimum quantitative listing requirements, and no listing and maintenance fees to issuers. OTC Bulletin Board issuers are required to file periodic financial information with the Securities and Exchange Commission or other regulatory authority to maintain quotation eligibility. Before our securities can be quoted on the OTC Bulletin Board we must be sponsored by a participating Market Maker that registers our securities by completing a Form
211. The Market Maker must submit the Form 211 to the NASD OTC Compliance Unit along with two copies of the required issuer information no less than three business days prior to publication of a quote on the OTC Bulletin Board. Once cleared, Nasdaq Market Data Integrity will notify the Market Maker that it has registered the securities and it may enter a quote.

2. YOU MAY BE INVESTING IN A COMPANY THAT DOES NOT HAVE ADEQUATE FUNDS TO CONDUCT ITS OPERATIONS AND SUFFER THE LOSS OF YOUR INVESTMENT.

There is no minimum number of shares that must be sold, there is no escrow fund and we will not refund any funds to you. It is possible that we may not raise enough funds for the acquisition of new products and to conduct our on going operations. If that happens, you will suffer a loss in the amount of your investment.

3. THE SELLING SECURITYHOLDERS MAY SELL THEIR SECURITIES AT ANY TIME AND AT ANY PRICE THEY DETERMINE CAUSING THE PUBLIC MARKET FOR THE COMMON STOCK TO DROP.

After effectiveness of this registration statement, the non-affiliated selling securityholders may offer and sell their shares at a price and time determined by them without subject to Rule 144. The timing of sales and the price at which the shares are sold by the selling securityholders could cause the public market for the common stock, should one develop, to drop. See Plan of Distribution-Sales by Selling Securityholders.

4. PENNY STOCK REGULATION MAY IMPAIR SHAREHOLDERS' ABILITY TO SELL AUTOFUND SERVICING, INC.'S STOCK.

If trading in our stock begins, its common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share, other than securities registered on certain national securities exchanges. Penny stocks are subject to penny stock rules that impose additional sales practice requirements on broker-dealers who sell the securities to persons other than established customers and accredited investors and these additional requirements may restrict the ability of broker-dealers to sell a penny stock. See Description of Securities-Penny Stock Regulation.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus discuss further expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.


                                 USE OF PROCEEDS


Because our offering is being made on a best efforts - no minimum basis our net proceeds could be from none to very little. In the event we sale the 1,000,000 preferred shares offered by us, the net proceeds after expenses and broker-dealer commission is approximately $1,405,327.00. We believe the proceeds of this offering will be sufficient to fund its plan of operation. From time to time in the ordinary course of business, we evaluate the acquisition of products, businesses, and technologies that complement our business. We intend to use the money raised by this offering to make these acquisitions and for working capital.

AutoFund Servicing, Inc. will not receive any proceeds from the sale of the securities by the selling securityholders.


                         DETERMINATION OF OFFERING PRICE


The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $1,640,000 in this offering. To arrive at this value, we considered the potential or likely cost of acquisition of products, businesses, and technologies that complement our business plus the amount of working capital we wanted to raise. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

     o    Our lack of operating history
     o    The proceeds to be raised by the offering
     o The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and
     o    Our relative cash requirements


                   PLAN OF DISTRIBUTION; TERMS OF THE OFFERING


PREFERRED SHARES OFFERING WILL BE SOLD BY OFFICER

We are offering up to a total of 1,000,000 shares of convertible preferred stock on a best efforts, no minimum, 1,000,000 shares maximum. The shares may be converted one, 1, preferred share for two, 2, common shares at any time after twelve months of purchase and automatically on its thirty-six month anniversary. The offering price is $1.64 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. We will immediately use all money received from the offering and there will be no refunds. The offering will be for a period of two years from the effective date.

Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once we have accepted the subscription.

We will sell the shares in this offering through James Haggard, one of our officers and director. Mr. Haggard will receive no commission from the sale of any shares. Mr. Haggard will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

          1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
          2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and,

          3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

          4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Haggard is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Haggard is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Haggard has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after the Securities and Exchange Commission declares our registration statement effective, we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We may elect to engage licensed broker/dealers to assist in the sale of shares in this offering in which event we may pay a commission of up to 10% of the gross sales price of shares sold by the broker/dealers. No broker/dealer has been retained as of the date of this memorandum.

OFFERING PERIOD AND EXPIRATION DATE

This offering will start on the date of this prospectus and continue for a period of two years.

PROCEDURES FOR SUBSCRIBING

If you decide to subscribe for any shares in this offering, you must

               1. Execute and deliver a subscription agreement

               2. Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to AutoFund Servicing, Inc.

RIGHT TO REJECT SUBSCRIPTIONS

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

We will pay all costs and expenses in connection with this offering, including but not limited to all expenses related to the costs of preparing, reproducing or printing this memorandum, legal expenses, and other expenses incurred in qualifying or registering the offering for sale under state laws as may be necessary, as well as the fees and expenses of our attorneys and accountants. It is anticipated that the total of all costs and expenses in connection with this offering will be approximately $70,673.00. This includes:

               Attorney fees                                $10,000.00
               CPA fees                                      19,075.00
               Consultant fees (HUBINGER ORGANIZATION)       38,000.00
               SEC filing fee                                   434.00
               NASD filing fee                                  664.00
               Transfer agent                                   500.00
               Material fees (postage, copies)                2,000.00
               Total                                        $70,673.00
======================================================================

SALES BY NON-AFFILIATED SELLING SECURITYHOLDERS

After effectiveness of this prospectus, the non-affiliated selling securityholders may offer and sell their shares at a price and time determined by them without regard to Rule 144. The 2,000,000 shares registered in this prospectus for the selling securityholders are held by non-affiliates of AutoFund Servicing, Inc.

Section 4(3) of the Securities Act provides an exemption from the registration provisions of the Securities Act for transactions by a dealer for transactions occurring within 40 days of the effective date of a registration statement for the securities or prior to the expiration of 40 days after the first date upon which the security was offered to the public.



                                   THE COMPANY


GENERAL

We were incorporated in the State of Nevada on March 7, 1997 under the name Sphinx Industries, Inc. On July 7, 2000, we changed our name to AutoFund Servicing, Inc. Our President and Chief Executive Officer is James D. Haggard. We are located at 3201 Cherry Ridge Drive, Suite 314, San Antonio, Texas 78230, phone number 210.979.0840. We are primarily a collection agency specializing in the recovery of moneys from consumers who have defaulted on their auto loans. After default has occurred against the original lender, we purchase the account and attempt to collect moneys on the account.

BACKGROUND

In September 1998 Mr. Haggard formed AutoFund Servicing, Inc., a Texas corporation - AutoFund Texas. AutoFund Texas recognized an opportunity to bid for the purchase of a group of loans being sold at auction by the Delaware Bankruptcy Trustee on behalf of the creditors of Reliance Acceptance
Corporation. While the bid for this portfolio of loans was ultimately unsuccessful the company was able to forge a business relationship and recovery agreement with the post-bankruptcy surviving management of Reliance Acceptance Corporation. The agreement allowed AutoFund Texas the right to perform collection, recovery and loan servicing duties for Reliance Acceptance Corporation under a portfolio servicing agreement, that is, an agreement to attempt collection on or otherwise manage a group of loans. During this time it grew to a work force of 38 full time employees and 2 part time employees who managed the recovery efforts on approximately 16,000 individual accounts. The employees of the company are not represented by a union or organized under a collective bargaining agreement.

We, AutoFund Servicing, Inc., the Nevada Corporation formerly known as Sphinx Industries, Inc., purchased AutoFund the Texas Corporation on July 7, 2000. Mr. Haggard is currently the major shareholder of AutoFund Servicing, Inc., the Nevada Corporation with 90% of the outstanding common shares issued. The management and staff of AutoFund Servicing, Inc. are poised to accept the challenges of future expansion.

OUR CURRENT BUSINESS

Our only office is located in San Antonio, Texas. Our primary business is collection on defaulted auto loans. We provide our existing clients with all data on each individual account. This data is stored on our Paradata Servicing Platform and includes customer balance, daily transactions, collection history and collection notations. Client reports are provided monthly, weekly, or daily depending upon the client requirements.

We manage loan portfolios that are geographically diverse and we are subject to numerous State and Federal laws in each jurisdiction including but not limited to: Federal Truth in Lending Act, Federal Equal Opportunity Act, Federal Fair Debt Collection Practices Act and the Federal Trade Commission Act. Other requirements mandated by law are licensing, qualification and regulation that govern maximum finance charges, collection and recovery practices, selling and administration of ancillary elective and lender-imposed insurance products, investigation, skip tracing (finding borrowers) efforts and the location, recovery and disposal of collateral automobiles through repossession and auction procedures. We conduct training sessions every 90 days with our collection staff focusing on state and federal laws pertaining to allowable collection and recovery practices. We also monitor collector/customer conversations on a daily basis to insure compliance to state and federal requirements. In the event of a new hire, the employee goes through the training session as part of his/her first week orientation and then is re-educated as part of the normal 90-day cycle. Modifications to state and federal laws are incorporated into the training sessions as received.

We provide third party collection and recovery services to investors, auto loan companies, banks, buy-here-pay-here companies and auto finance related companies who have bad debt accounts. A bad debt account, often referred to deficiency or charged-off debts, are debts which likely are not collectible by normal methods. The accounts, for the most part, have been written off by the owner of the debt, and the debt is still owed by a customer whose vehicle may or may not have been repossessed. Because the autos which secured the loans have usually been repossessed, the bulk of the accounts are no longer secured by the auto as collateral, and normal recovery efforts are not effective. We also provide data warehousing services for our clients on a long-term agreement. We also intend to purchase portfolios, at pennies on the dollar, from companies that wish to liquidate certain delinquent accounts from their portfolio.

We generated 100% of our 1999 revenue from an agreement with Reliance Acceptance Corporation and Bank of America that initially called for us to recover delinquent debt from 16,000 borrowers under an agreement that provided us with 29% of all the money we collected plus expenses. We renegotiated this agreement in February 2000 to provide that we receive 29% of the money we collect on secured accounts, those with collateral such as an auto still in the possession of the borrower, and 45% on accounts with no collateral. See exhibit 99.30

To date we have generated gross revenues of $8,000,000 for this client over the preceding 23-month period. This performance is a direct result of the dedication shown by our seasoned staff and the direction, leadership and comprehensive management techniques and practices we've used.

On January 14, 2000, we entered into an agreement with an investor, Morwell Financial Group of America, to purchase a credit card portfolio from Bank of Hawaii in the amount of $139,135.00. This agreement produced approximately $53,777 of the company's income through second quarter 2000. Under this agreement, we receive 50% of the moneys we collect plus reimbursement for related expenses. The investor on this purchase was paid in full December 28,2000. See exhibit 99.28

In June 2000 we negotiated an agreement with All American Acceptance Corporation, All American, to collect debt from a portfolio of approximately 15,500 accounts representing $86,000,000 in remaining unpaid balances, provided we purchase these accounts. Under the agreement, we retain 50% of the collected amount on all recoveries. This agreement gives us the option to purchase, at any time, All-American's portfolio of loans for the sum of $1,395,000 or $0.01622 on the dollar. We have exercised the option and as of the first quarter 2001 we have not received any funds. See exhibit 99.29

As of December 2000 we have been debt free and have, through this date, been capitalized through cash flow and capital contributions by our president, James Haggard. The capital contributions by Mr. Haggard are categorized as long-term debt and as such are to be repaid over time. We don't plan to repay these contributions with funds received from this offering.

The vast market segment served by AutoFund Servicing, Inc. and other collection and servicing companies is a specialized market niche requiring defined focus and an aggressive approach to exact performance. There are many instances reported in major publications such as the Wall Street Journal that detail the failures of companies attempting to collect their own bad debts. The inability or unwillingness of companies to address their seriously delinquent accounts provides substantial opportunity for us and companies in the collection and recovery business.

Many consumer finance companies turn to a third-party provider such as AutoFund Servicing, Inc. in an effort to streamline their operations and reduce overhead. By contracting with outside providers these companies utilize economies of scale and allow their infrastructure to return their focus to profit opportunities. Our servicing agreements contain an indemnification clause for future potential litigation for any cause except as a direct result of negligent actions initiated by AutoFund Servicing, Inc


MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion should be read in connection with AutoFund Servicing, Inc.'s financial statements and related notes thereto included elsewhere in this Prospectus.

OVERVIEW

On July 25, 2000 the sole shareholder of AutoFund Servicing, Inc., a Texas Corporation, formed September 1998, entered into an agreement with AutoFund Servicing, Inc., a Nevada corporation F/K/A Sphinx Industries, Inc., formed March 1997, to exchange 100% of the issued and outstanding shares of AutoFund Servicing, Inc., the Texas Corporation, for 18 million shares, 90% of the outstanding shares, of the Nevada corporation. On October 13, 2000 the emerging company AutoFund Servicing, Inc., a Nevada corporation filed its registration statement 8-A12B with the Securities and Exchange Commission to become a full reporting public company.

AutoFund Servicing, Inc. is in the business of servicing charged-off auto deficiency portfolios. Charged-off deficiencies are accounts that the consumer has a remaining balance on and has not made a payment for at least 90 - 120 days. The originator then determines the loan is not collectable and takes the remaining balance as a loss. AutoFund Servicing, Inc. began servicing its first portfolio, for Reliance Acceptance Corporation in January 1999. Prior to this portfolio, AutoFund Servicing, Inc. had no revenue and its activities were to conduct due diligences on this and other potential portfolios. AutoFund Servicing, Inc. is presently servicing the original portfolio, a Bank of Hawaii credit card charged-off portfolio, and another charged-off auto deficiency portfolio for All American Acceptance Corporation.

Future revenue and profits will depend on various factors, including financing the purchase of additional portfolios as well as purchasing portfolios already in-house. The future expansion of AutoFund Servicing, Inc.'s operation will also be dictated by the ability to raise capital for additional portfolio purchases as AutoFund Servicing, Inc. experiences a ninety-day delay in revenue production on any new acquisition. Additional personnel and equipment are also necessary but will not be a hindrance to successful expansion.

AutoFund Servicing, Inc. has adopted a calendar year end for its fiscal accounting period.

RESULTS OF OPERATIONS

AutoFund Servicing, Inc. had no revenues during the period from September 28, 1998, inception, to January 27, 1999, beginning date of servicing agreement with Reliance Acceptance Corporation. Accordingly, comparisons to periods prior to January 27, 1999 are not meaningful.

Total Revenues for 1999, ending December 31, 1999, were $974,633, compared to the year of 2000, ending December 31, 2000, which were $2,274,855. The increase of $ 1,300,222 is largely contributed to the addition of 2 portfolios and the increased collection and servicing fee from the Reliance Acceptance Corporation portfolio.

Cost and Expenses--For the year ended December 31, 1999, AutoFund Servicing, Inc. had a net income before taxes of $68,228 or 7% of revenue. For the year ended December 31, 2000, AutoFund Servicing, Inc. had a net income before taxes of $235,288 or 10% of revenue. While the direct cost of revenue increased form 62% for the year 2000 up from the year 1999 at 60%, the general and administrative expense was reduced to 25% for the year 2000, down from the year 1999 at 30%. This resulted in a significant increase of our percentage of net income before taxes to revenue from 7% in 1999 to 10% in 2000. The changes are a reflection largely to the servicing fee changes with Reliance Acceptance Corporation and the utilization of a collection staff in 1999 that was also able to support the efforts of collecting in the year 2000 and resulting in a minimal cost increase for staff.

Under the servicing agreement with Reliance Acceptance Corporation, AutoFund Servicing, Inc. generated $3,323,814 in gross collections through fiscal year end, December 31, 1999. In comparison, fiscal year 2000, January 1, 2000 through December 31, 2000, resulted in gross collections of $4,802,772, which represented an increase of $1,478,958 or 44%.

Of the gross collections, AutoFund Servicing, Inc. earned revenue of $912,077, based on the servicing agreement with Reliance Acceptance Corporation, for fiscal 1999. For fiscal year 2000 AutoFund Servicing, Inc. earned revenue of $1,658,987 off of gross collections, which represented an increase of $746,910 or 82%. This increase was a direct result of improved performance by the collection staff and the ability of AutoFund Servicing, Inc. to renegotiate the servicing fee with Reliance Acceptance Corporation based on this improved performance.

Management believes that each charged-off portfolio will peak at a certain time and that regardless of the quality of the efforts the gross collections will experience a downward trend. The ability to increase revenues, as demonstrated by AutoFund Servicing, Inc. over the past 24 months, leads management to believe that additional incoming portfolios will experience the same positive trends until reaching its potential and starting its downward cycle.

The inception of the All American Acceptance Corporation portfolio was June 1, 2000. The owners of this portfolio, All American Acceptance Corporation, entered into a servicing contract with AutoFund Servicing, Inc. as of this date. During the first seven months, June 2000 through December 2000, the portfolio has generated $805,642 in gross collections of which AutoFund Servicing, Inc. has received gross revenues of $402,821.

With this portfolio being so new, management believes it will follow the progress of the previously discussed Reliance Acceptance Corporation portfolio, which it nearly mirrors, and exceed the annualized projection based on the first seven months gross collections. Likewise, gross revenues should follow accordingly.

The Bank of Hawaii portfolio was a purchase of a small credit card portfolio. It is only 5% the size of the Reliance Acceptance Corporation and All American Acceptance Corporation portfolios previously discussed. Collection efforts were initiated on this portfolio in February 2000 and gross revenues generated through December 31, 2000 were $181,013.

The purchase of Bank of Hawaii was a joint venture with a private investor. The loan to purchase, $139,135 plus interest, was paid in full in November 2000. All future collections will be directed to AutoFund Servicing, Inc. with a 50/50 split with the investor after all AutoFund Servicing, Inc.'s expenses have been satisfied.

Management believes that the portfolio will continue to generate gross collections of approximately $120,000 at an expense of approximately $42,000 for fiscal year 2001. With an exit strategy to sell the remainder of the Bank of Hawaii portfolio at an estimated $.03 on the dollar generating an additional $60,000 in revenues in December 2001 the portfolio will conclude as break even. Due to AutoFund Servicing, Inc.'s increased revenues from Reliance Acceptance Corporation, Bank of Hawaii, and All American Acceptance Corporation, the total number of permanent employees increased. This annual increase resulted in significantly higher expenses and costs during the 2000 calendar year. In 1999, the total expense for temporary staff was $3,794 and the total in 2000 was $132,970. Salaries/wages totaled $491,024 in 1999 and totaled $1,145,067 in the year 2000. The total direct costs for the year ended December 31, 1999 was $584,189. The direct costs for the year ended December 31, 2000 totaled $1,403,384. The significant increase can be attributed to the increase in salaries, wages and temporary staff.



Total Revenues for first quarter ending March 31, 2000, were $514,337, compared to the first quarter ending March 31, 2001, which were $531,240, an increase of $16,903.

Cost and Expenses-- For the first quarter ending March 31, 2000, AutoFund Servicing, Inc. had a net income before taxes of $97,836 and for the same period ending March 31, 2001 AutoFund Servicing, Inc. had a net income of $55,880, a decrease of $41,956. The direct cost of revenue was down $43,545, 14% from the same period ending March 31, 2000 due to the renegotiation of the agreement with All American Acceptance Corporation along with the lower cost of collecting due to improved management. General and administration costs increased by $99,404 over the same period ending March 31, 2000. The increase was primarily due to salaries now being paid Mr. Haggard and Mr. Polgar and the addition of rental space acquired.


                         LIQUIDITY AND CAPITAL RESOURCES


AutoFund Servicing, Inc. has met its capital requirements through shareholder James D. Haggard's investment of $59,138 at 0% interest. This loan has a remaining balance of $5,000 as of December 31, 2000 with the balance due on June 30, 2001.

Office lease renewal for the current year doubles floor space and rental expenses, a requirement for future growth. Although the additional rental expenditures could affect the liquidity of AutoFund Servicing, Inc., management believes the current operational income is sufficient. Operational costs and expenses are paid from operational profits, our main source of funds. The possibility to attract outside financial sources exists in a joint venture portfolio purchase. Providing an attractive purchase price can be negotiated with a favorable investment return. AutoFund Servicing Inc. does not believe outside financing is available for any operational requirements at this time.

As of March 28, 2001, AutoFund Servicing, Inc. purchased the All American Acceptance Corporation portfolio, a $187,000,000 value with 15,500 accounts, for a cost of $1,115,000. AutoFund Servicing, Inc borrowed $400,000 from Bank One N.A. and All American Acceptance Corporation financed the balance of $715,000. All American Acceptance Corporation has subordinated their payment until the Bank One N.A. note has been paid. The Bank One N.A. note has a due date of September 27, 2002. The principal of the note with All American Acceptance Corporation will be paid in twenty-four (24) equal monthly installments with the first payment due on the day that is 30 days from the date that the $400,000 Bank One promissory note of the Maker is satisfied. As a result of the aforementioned portfolio purchase and our ongoing business, management believes it has the sufficient capital resources to meet future expected operational costs.


With the exception of the $400,000 loan provided by Bank One N.A. for the purchase of the All American Acceptance Corporation portfolio and the portfolios increased income, there has been no significant change in AutoFund Servicing, Inc.'s cash and use of cash for the fiscal year ending December 31, 2000 and the first quarter ending March 31, 2001.


It is managements belief that the purchasing of a portfolio or portfolios as a result of the offering herein, future purchases and expansion will be financed through cash flow from operations and other forms of financing. There are no assurances that such financing will be available on terms acceptable or favorable to AutoFund Servicing Inc.


                                 MARKETING PLAN


THE INDUSTRY

Tremendous changes have occurred during the past 12 months in the bad debt industry. Lenders are selling their charged off debt, estimated at 3 trillion dollars in the United States, more rapidly and for more money than at any other time in history. Due to the abundance of these bad debt portfolios on the market, we are able to be more selective in the portfolios we manage and also the portfolios we bid on for acquisition, therein potentially acquiring and managing more profitable portfolios.

General Electric, Capital One and Integrated Services are three of the largest debt buyers and their focus is on credit card portfolios, not auto portfolios. The industry is moving toward securitization of assets, according to numerous published reports.

We believe these changes in the industry have given us an advantage in our mode of operation. These changes now allow us the luxury of being more selective in the quality of portfolios we acquire. This should have a positive effect on the bottom line. With our seasoned and professional staff and because we have selected a sector, auto loan charge offs, within our industry which the larger companies have chosen to bypass, we are among the leaders for debt collections in this sector.

STATUS OF DISCUSSIONS

Subsequent to December 31, 2000, the Company agreed to acquire a loan portfolio from one of its customers for $1,115,000, with closing not later than March 27, 2001. The seller is financing $715,000 of the purchase price with the balance being financed by a bank. The bank loan is payable in eighteen monthly installments of $25,400, beginning April 27, 2001, with interest at prime rate plus 2%. We have a loan portfolio and as of the first quarter 2001 we have not received any funds. See exhibit 99.29.

TIMING AND DILIGENCE OF BIDS

Time is of the essence. The faster we can complete our due diligence and negotiate an offer, the better chance we have at purchasing the portfolio at a very attractive price.

Most acquisitions of portfolios today are faced with a timely due diligence process before a bid can be placed. This process allows the portfolio to remain on the market for competitors. The funds from this offering and our future revenue will enable us to enhance our opportunity to acquire more portfolios in a timely and efficient manner. By offering to acquire portfolios with a subject to acceptance of our due diligence the portfolio is removed from the market thus allowing us the opportunity to determine the portfolio's true value and giving us an edge on acquiring the portfolio over our competitors. Upon due diligence it may be determined that a portfolio pricing needs to be renegotiated or restructured to limit or share in the liability. Furthermore with AutoFund Servicing Inc.'s experienced personnel we can complete a thorough and timely due diligence that will further enhance our opportunities.

APPROACH TO DILIGENCE AND VALUATION

AutoFund Servicing, Inc. requests an electronic file that includes loan level detail for all accounts in the portfolio. There are about 30 fields of information with totals and averages available. AutoFund Servicing, Inc. has a detailed bulk purchase manual to guide us in the step-by-step approach in purchasing the portfolio.

Based on account file information, AutoFund Servicing, Inc. can agree on a preliminary price and risk limiting structure subject to an onsite due diligence review. We intend to price the accounts to yield a minimum of 5% after taxes, losses and all expenses for interest and operations. AutoFund Servicing, Inc. believes that funding on a portfolio of this quality can be obtained with a debt to equity ratio of at least 4:1. At this ratio a minimum return on equity would be 25%.

Following acceptance of the preliminary price, key individuals of AutoFund Servicing, Inc. would spread the accounts on site and finalize negotiations with the client. This process could be completed in about two weeks.


After all collateral, refunds and cancellations are resolved we will have a deficiency balance portfolio. Not unlike defaulted credit card accounts these accounts present another opportunity. With persistent professional collection procedures these accounts can be flipped to create credit card customers, thereby enhancing the performance of the portfolio.

MARKET PLACE

With our experience and performance on existing portfolios we will have continuing opportunities for new business. We will remain flexible in our approach to new business - purchase, joint venture or servicing - allowing our prospective clients to consider options that our competitors do not offer.

                                   MANAGEMENT


OFFICERS AND DIRECTORS

Each of our directors is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Currently, we have one director, James Haggard. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, ages, and positions of our present officers and directors are set forth below:

Name                  Age         Position(s)

James Haggard          51       President/Chief Executive Officer/Secretary
                                and Director
John Polgar            50       Executive Vice President/Chief Operating Officer
Edward Aleman          29       Vice President/Operations Director
Kathie Bewley          47       Human Resources Director
Daniel Masterson       42       Vice President/Marketing Director
Rick Allen             47       Collections Director
Wendill Blair          60       Corporate Assets Director
James Tankersley       53       Information Systems Manager
Robert Bernholtz       55       Collection Manager
Sharon Canfield        61       Collection Manager

The persons named above are expected to hold their offices/positions at least until the next annual meeting of our stockholders.

MANAGEMENT BIOGRAPHIES

James Haggard has been involved in the automobile finance related industry for over 20 years. Prior to founding AutoFund Servicing Inc. Mr. Haggard was employed as Senior Vice President by Reliance Acceptance Corporation, a San Antonio, Texas auto finance company that made indirect auto loans to borrowers through auto dealers throughout the United States. Mr. Haggard was responsible for the development and profitability of 8 branch offices and over 100 employees. Prior to joining Reliance Acceptance Corporation in May 1993 he was employed as a Business Development Manager with Mercury Finance Corporation. Mr. Haggard has been involved in all phases of finance company operations from marketing through collections, training, legal, compliance, recovery and management reporting.

John Polgar came to AutoFund Servicing Inc. in January 1999. His position with AutoFund Servicing Inc. includes developing strategy, the development of performance review parameters, due diligence and management oversight of all operations. Mr. Polgar formerly held the position of Director of Operations at Reliance Acceptance Corporation where, since July 1994, he was responsible for the operational concerns of 56 regional loan offices and 7 regional collection centers. Reporting directly to the office of the president and the board of directors, Mr. Polgar made recommendations regarding strategy, goal setting, compliance, performance and personnel issues. Prior to joining Reliance Acceptance Corporation, Mr. Polgar held positions of management for over 10 years at consumer finance companies.

Edward Aleman also joined AutoFund Servicing Inc. in January 1999. Mr. Aleman is currently responsible for day-to-day operations of the company as well as the oversight of the various department heads involved in the daily collection, recovery and customer interface functions of AutoFund Servicing Inc. He is also involved in the sourcing, hiring, training and review of employees directly under his direction. Prior to joining AutoFund Servicing Inc. Mr. Aleman was a branch manager responsible for all phases of business and reporting at Reliance Acceptance Corporation. He held this position since September 1995 and was involved in sales and customer service prior to his employment at Reliance Acceptance Corporation.

Daniel Masterson was hired in January 2000. As the director of marketing he is responsible for establishing contact with potential clients and to investigate physical file attributes of portfolios offered to the company for collections. His duties also include the performance of due diligence and ensure licensing compliance in each state that the company transacts business. Mr. Masterson also assists the information technology and information systems department to facilitate uninterrupted system service. Prior to joining AutoFund Servicing Inc. Mr. Masterson was, for 2 years, the director of finance for a large import automobile dealership in San Antonio. Mr. Masterson was employed, for 3 years, as marketing director and regional operations manager for Reliance Acceptance

Corporation. Immediately prior to this Mr. Masterson was employed in a management capacity in the retail automobile dealership environment for 15 years.

Kathie Bewley is the director of human resources who joined AutoFund Servicing Inc. in July 1999. Her duties include the administration of company employment policies, health, medical, dental and other insurance programs, maintenance of physical employment files, performance reviews and employee handbook creation and distribution. Ms. Bewley also performs accounts payable functions and is responsible for timesheet review. Prior to joining AutoFund Servicing Inc. Ms. Bewley was a student at the University of Texas at San Antonio where she was on the Dean's List with a GPA of 3.9.

Richard Allen joined AutoFund Servicing Inc. July 2000, in his current role as director of deficiency collections and is responsible for a group of employees whose sole purpose is to effectively negotiate settlement agreements with borrowers within their workbook. Prior to joining AutoFund Servicing Inc. Mr. Allen spent 6 years with a collection company in San Antonio as a collection manager. His negotiation and interpersonal skills qualify him to manage the core functions of his department. Mr. Allen has a total of 25 years experience in finance company, collection company and bank collection.

Windell Blair brings nearly 30 years of automobile finance related experience to AutoFund Servicing Inc. Prior to joining AutoFund Servicing Inc. in March 1999 Mr. Blair was the sole proprietor of a lender services company in San Antonio. His focus on developing profitable programs for lenders to assist in strategy and planning for delinquency resolution is a welcome addition to the management team. With his knowledge and personal experience Mr. Blair is a natural mentor to employees and an asset to the organization.

James Tankersley joined AutoFund Servicing Inc. in February 2000 as AutoFund Servicing Inc.'s information systems manager. His primary responsibility is insuring that the servicing platform is up and running at all times so that the collection personnel are not experiencing any downtime. He also initiates and follows up on changes in AutoFund Servicing Inc.'s telecommunication systems and runs back up for daily and month-end business activity. Previously, Jim had held the same position with Reliance Acceptance Corporation for 5 years.

Robert Bernholtz joined AutoFund Servicing Inc. in February 2000 as a collection manager in the deficiency balance collection department. He is directly responsible for the daily work activity of 7 to 10 collectors. This includes involvement in sourcing, hiring, and training and evaluating individual/group results. Robert brings 20 years of related experience having served collection manager positions with Reliance Acceptance Corporation and ITT Financial Services.

Sharon Canfield joined AutoFund Servicing Inc. on January 1999 as an hourly employee assigned to the deficiency balance collection department based on her hard work, dedication and positive monthly results. She was promoted to her current position as collection manager on June 2000. Prior to joining AutoFund Servicing, Inc, she was employed as a collector for 2 1/2 years with Reliance Acceptance Corporation. She is currently responsible for the training and results of 7 to 10 collectors under her direct supervision.


                              CONFLICTS OF INTEREST


We are unaware of any potential conflicts of interest involving any member of our management team.


                          EXECUTIVE COMPENSATION TABLE


Name and                                                                      Other                 All
Principal                                                                     Annual                Other
position                             Year     Salary             Bonus        Compensation          Compensation
------------------------------------ -------- ------------------ ------------ --------------------- ------------------
James Haggard                        2000     $200,000           0            $14,544 (1)           0
President and Chief Executive        1999     $90,000
Officer
------------------------------------ -------- ------------------ ------------ --------------------- ------------------
John Polgar                          2000     $200,000           0            $14,544 (1)           0
Executive Vice President and Chief   1999     $78,000
Operating Officer
------------------------------------ -------- ------------------ ------------ --------------------- ------------------

No other officer, director, or employee received in excess of $100,000 in salary and benefits in 2000, nor do we expect to pay any officer, director, or employee in excess of $100,000 in salary and benefits in 2001.
(1) $2,544 in insurance benefits and $12,000 in automobile allowance.

                                                                              18
INDEMNIFICATION


Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. No officer or director may be indemnified, however, where the officer or director committed intentional misconduct, fraud, or an intentional violation of the law.

We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.


                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name                         Number of         Number of          Percentage of
Address                      Shares Before     Shares             Ownership
Beneficial Owner [1]         Offering          After Offering     After Offering

James Haggard                18,000,000        18,000,000         90%
115 Canter Gait
Shavano Park, Texas 78231


                             SELLING SECURITYHOLDERS


AutoFund Servicing Inc. is registering for offer and sale by the holders of 2,000,000 shares of common stock held by 311 AutoFund Servicing Inc. securityholders. AutoFund Servicing Inc. is paying for all the expenses of the registration. We will receive no proceeds of this offering. The selling securityholders may offer all or part of their shares for sale on a continuous basis pursuant to Rule 415 under the 1933 Act. See Risk Factors.

All of the selling securityholders' shares registered in this prospectus will become tradable on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth the shares held by each person who is a selling securityholders as of the date of this prospectus.

The following table is derived from our books and records, as well as from those of our transfer agent. No selling securityholder is affiliated with us. The table lists the name, address, amount of common stock owned and percentage of class of the beneficial ownership of the securities of AutoFund Servicing Inc. as of the date of this prospectus.



                                                                                                      before     after
             Name of Securityholder                      Address of beneficial owner                 offering   offering   %
   1 First Dominion Financial, Ltd.           1800 E. Sahara, Suite 107, Las Vegas NV 89101             51,667     51,667  0%
   2 Jon Ruco, Ltd.                           18026 Cerca Azul Dr., San Antonio TX 78259               456,400    456,400  2%
   3 First Dominion Financial Group, Inc.     1800 E. Sahara, Suite 107, Las Vegas NV 89101            456,600    456,600  2%
   4 Anthony Tomasso                          2240 Woolbright Rd, Suite 354, Boynton Beach, FL 33426     1,666      1,666  0%
   5 Hayden Financial Corp                    21560 Toledo Rd., Boca Raton, FL 33433                   301,700    301,700  2%
   6 Wayne Gronquist                          1104 Nueces Street, Austin, TX 78701                         667        667  0%
   7 Terence J. & Synda M. Kollman            106 Rockwell Street, Harrison, NY 10528                      200        200  0%


                                                                              19

   8 Lev-Ari Communications, Inc.             147-17 Newport Ave., Neponsit, NY 11694                      100        100  0%
   9 John C. & Chestine Vester                3241 Sapphire ST., Bedford, TX 76021                         100        100  0%
  10 Jernan Corp.                             810 S. E. 4th Ave., Pompano Beach, FL 33060                  100        100  0%
  11 Kim A. Whittaker                         53 Emerson Road, Winchester, MA 01890                        100        100  0%
  12 Myrna Cedrone                            20 Clark Street, Randolty, MA 02368                          100        100  0%
  13 Brian Wherry                             21553 Toledo Road, Boca Raton, FL 33433                      100        100  0%
  14 Greg Papazian                            53 Emerson Road, Winchester, MA 01890                        100        100  0%
  15 Carol Jambura                            2100 West 100th Ave, #240, Thornton, CO 80221                100        100  0%
  16 Yaakov Friedman                          619 North Lake Drive, Lakewood NJ 08701                      100        100  0%
  17 Margaret  M. De La Garza                 2915 Aftonshire Way, #2308, Austin, TX 78748                 200        200  0%
  18 Kathy Tomasso                            2240 Woolbright Rd, Suite 354, Boynton Beach, FL 33426       100        100  0%
  19 Steve Lohman                             303 E. Main St., Kent, OH 44240                              200        200  0%
  20 The Curtis Family Trust, Dated Nov 9, 1999 John R. Curtis &                                           200        200  0%
     Charlotte H. Curtis, Trustee(s)          1000 Winderley Pl, Apt 147, Maitland, FL 32751-4171
  21 Dean E. McCall                           5234 95th St., Lubbock, TX 79424                             100        100  0%
  22 Michael J. De La Garza                   115 S. Cortez Ave., Winter Springs, FL 32708-2947            100        100  0%
  23 John M. Hubinger                         825 Falconhead Dr., Falconhead CC Burneyville, OK 73430   37,600     37,600  0%
  24 Martha H. Blue                           1200 Barlow, Southlake, TX 76092                          10,100     10,100  0%
  25 Gretchen M. Hubinger                     5500 Crestwood, Kansas City, MO 64110                     10,100     10,100  0%
  26 Carolyn Hubinger Kane                    435 E. St., Colma, CA 94014                               10,100     10,100  0%
  27 Barbara H. Jones                         P. O. Box 1163, St. Francisville, LA 70775                10,100     10,100  0%
  28 Joseph P. Wilkins                        7322 Oak Manor, #23, San Antonio, TX 78229                   200        200  0%
  29 Kevin D. Wiley                           2030 Grove Ave., Quincy, IL 62301                            100        100  0%
  30 N.V. One Partnership                     147-2C South Main St., Stowe, VT 05672                       800        800  0%
  31 Hayden Gartzman                          21560 Toledo Rd., Boca Raton, FL 33433                       200        200  0%
  32 Gary Tashjian                            12 Homer Rd., Arlington, MA 02116                            100        100  0%
  33 Max Ades                                 115 Marlborough St, Boston, MA 02116                         100        100  0%
  34 Gerard Pomert                            93 Third St. Newport, RI 02840                               100        100  0%
  35 Pat Prendergast                          2929 Greenbriar, 7212, Houston, TX 77098                     100        100  0%
  36 Kelly Dath                               8167 Sands Point Dr., Houston, TX 77036                      100        100  0%
  37 Patricia Dath                            10910 West Rd., #402, Houston, TX 77064                      100        100  0%
  38 Stephen Grabowiecki                      37 Wallace Row, Wallingford, CT 06492                        100        100  0%
  39 Richard E. Grabowiecki                   37 Wallace Row, Wallingford, CT 06492                        100        100  0%
  40 Anna M. Delehant                         54 Allen Rd., Horth Haven, CT 06473                          100        100  0%
  41 Ellen & Richard A. Grabowiecki           37 Wallace Row, Wallingford, CT 06492                        100        100  0%
  42 Dawn Mongeon                             54 Park St., Wallingford, CT 06492                           100        100  0%
  43 John Delehant, Jr.                       2052 Middletown Ave, Northford, CT 06472                     100        100  0%
  44 ThomasDelehant                           142 Jail Hill Rd., Hadd, CT 06438                            100        100  0%
  45 Ernest Marrette                          34 Gale Ave., Meriden, CT 06450                              100        100  0%
  46 Adriana S. Tomasso                       2240 Woolbright Rd, Suite 354, Boynton Beach, FL 33426       100        100  0%
  47 Regina T. Tomasso                        2240 Woolbright Rd, Suite 354, Boynton Beach, FL 33426       100        100  0%
  48 Krista K. Tomasso                        2240 Woolbright Rd, Suite 354, Boynton Beach, FL 33426       100        100  0%
  49 Anthony Tomasi                           1 Simos Lane, West Haven, CT 06516                           100        100  0%
  50 Leatrica M. Jackson                      16503 Quail Briar, Missouri City, TX 77489                   100        100  0%
  51 Anthony D. L. Jackson                    16503 Quail Briar, Missouri City, TX 77489                   100        100  0%
  52 Randie M. Jackson                        2204 Tangerine Dr., Haines City, FL 33844                    100        100  0%
  53 Randie Ty Jackson                        16503 Quail Briar, Missouri City, TX 77489                   100        100  0%
  54 Randle M. Jackson, IV                    16503 Quail Briar, Missouri City, TX 77489                   100        100  0%
  55 Gary E. Matthews                         3734 Boulevard Hills,Atlanta, GA 30339                       100        100  0%
  56 Diana Lacey-Matthews                     3734 Boulevard Hills,Atlanta, GA 30339                       100        100  0%
  57 Ruth DeCarlo                             238 Ilex Court, Villa Rica, GA 30180                         100        100  0%
  58 Martin E. Hull                           4851 Coranada Ave., San Diego, CA 92107                      200        200  0%
  59 Lyman A. Matthews                        2305 Hayes Rd., #8812, Houston, TX 77077                     100        100  0%
  60 John C. Graper                           32 Balboa Way, Hot Spring Village, AR 71909                  100        100  0%
  61 Olethia H. Matthews                      32 Balboa Way, Hot Spring Village, AR 71909                  100        100  0%
  62 Carol A. Cummins                         7115 Silver Star Drive, Houston, TX 77086                    100        100  0%
  63 Janice Peterson                          5111 Barton Creek, Pasadena, TX 77505                        100        100  0%
  64 Gary E. Parks  Cust for  Matthew E.
     Parks TUGMA                              5858 Westheimer, Suite 702, Houston, TX 77057                100        100  0%
  65 Howard A. Covens                         1810 Potomac Dr, Apt 6, Houston, TX 77057-2952               100        100  0%


                                                                              20

  66 Donald Fitzpatrick                       111 Eustis Ave, Newport, RI 02840                            100        100  0%
  67 Marc Jablon                              2232 E. Senoron Blvd., Spopka, FL 32703                      100        100  0%
  68 Karl Soderstrom                          536 Sabal Lake Dr., Apt 100, Longwood, FL 32779              100        100  0%
  69 Warren White                             3346 Ronald St, Deltona, FL 32738                            100        100  0%
  70 Megan Beebe                              601 N. Goodrich Dr, Deltona, FL 32725                        100        100  0%
  71 Jeanne Whitehead                         601 N. Goodrich Dr, Deltona, FL 32725                        100        100  0%
  72 Carolyn White                            3346 Ronald ST., Deltona, FL 32738                           100        100  0%
     Peter Pappas Rev. Trust                                                                               100        100  0%
  73 UA DTD 5/18/95                           432 NW 111 Ave., Coral Springs, FL 33071
  74 Kim Braunin                              1861 W. Oakland Park Blvd, Ft. Lauderdale, FL 33311          100        100  0%
  75 Joyce R. Ward                            16405 Shagbark Pl, Tampa, FL 33618-1213                      100        100  0%
  76 Randall W. Rice                          19823 Wyndham Lakes Dr., Odessa, FL 33556                    100        100  0%
  77 Leigh Rice                               3702 Thornwood Dr., Tampa, FL 33618                          100        100  0%
  78 Timeca Cade                              7 Birch Tree Rd., Colonie, NY 12205                          100        100  0%
  79 Timon Cade                               7 Birch Tree Rd., Colonie, NY 12205                          100        100  0%
  80 Timala Cade                              7 Birch Tree Rd., Colonie, NY 12205                          100        100  0%
  81 Ajanee Cade                              7 Birch Tree Rd., Colonie, NY 12205                          100        100  0%
  82 Ajanti Cade                              7 Birch Tree Rd., Colonie, NY 12205                          100        100  0%
  83 Cuwani Cade Willingham                   7 Birch Tree Rd., Colonie, NY 12205                          100        100  0%
  84 Brian Schottcoffel                       16214 New Field Dr., Houston, TX 77082                       100        100  0%
  85 Malachi Meredith                         16214 New Field Dr., Houston, TX 77082                       100        100  0%
  86 Cheryl Meredith                          16214 New Field Dr., Houston, TX 77082                       100        100  0%
  87 Timothy Cade                             7 Birch Tree Rd., Colonie, NY 12205                          100        100  0%
  88 Sandra L. Cade                           7 Birch Tree Rd., Colonie, NY 12205                          100        100  0%
  89 Velton Cade                              424 Sandcreek Rd., Apt 424, Albany, NY 12205                 100        100  0%
  90 Terri Cade                               60 Daytona Avenue, Albany, NY 12203                          100        100  0%
  91 Timothy Damon Cade                       60 Daytona Avenue, Albany, NY 12203                          100        100  0%
  92 Mark France                              16039 Highlander Dr., Houston, TX 77082                      100        100  0%
  93 Daphne L. Simmons                        16622 Quail Briar, Missouri City, TX 77489                   100        100  0%
  94 Jerod T. Higgins                         16622 Quail Briar, Missouri City, TX 77489                   100        100  0%
  95 Mark Freeman                             142 Habitat Cir., Decatur, GA 30034                          100        100  0%
  96 Donald R. Yu                             6363 Christie Ave., #411, Emeryville, CA 94608               100        100  0%
  97 Kimberly Crenshaw                        1710 Alee, Mobile, AL 36605                                  100        100  0%
  98 Sandra Crenshaw                          1710 Alee, Mobile, AL 36605                                  100        100  0%
  99 Lerin Crenshaw                           1710 Alee, Mobile, AL 36605                                  100        100  0%
 100 Rebel Rozmen                             5234 95th St., Lubbock, TX 79424                             100        100  0%
 101 Neal Diamond                             P. O. Box 542013, Houston, TX 77254                          100        100  0%
 102 Gary E.  Parks                           5858 Westheimer, Sutie 702, Houston, TX 77057                100        100  0%
 103 Gary E. Parks Cust Amy M. Parks, TUGMA   5858 Westheimer, Suite 702, Houston, TX 77057                100        100  0%
 104 Andrew Ackeman                           16 Sherman St.,Newport, RI 02840                             100        100  0%
 105 Richard R. Blakeman                      5355 Town Center Rd., Boca Raton, FL 33486                   100        100  0%
 106 Nicholas & Kathleen Bompignano           34 Avenue A., Port Washington, NY 11050                      100        100  0%
 107 John R. Maginnis                         4281 N. E. 18th Ave., Pompano Beach, FL 33064                100        100  0%
 108 Christopher L. Atkins                    2 Tudor City PL, New York, NY 10017                          100        100  0%
 109 Tim Kulhanek                             4197 County Road W., Rhinelander, WI 54501                   100        100  0%
 110 Thomas G. Laros, Jr.                     6441 Lavendale, Dallas, TX 75230                             100        100  0%
 111 Abbey Gartzman                           989 Sierra Vista Lane, Valley Cottage, NY 10989              100        100  0%
 112 Rae Gartzman                             21560 Toledo Road, Boca Raton, FL 33433                      100        100  0%
 113 Dan Austin                               P. O. Box 81025, Billings, MT 59108                          100        100  0%
 114 Shauna Spieler                           3146 Canyon Dr, Billings, MT 59102                           100        100  0%
 115 Carol Austin                             4424 Harvest Lane, Billings, MT 58106                        100        100  0%
 116 Scott Johannes                           HC 33, Box 3034-J, Wasilla, AK 99654                         100        100  0%
 117 Merilyn E. Lewis                         136 Verona Rd, DeBary, FL 32713                              100        100  0%
 118 Big Apple Consulting, Inc.               2232 E. Senoron Blvd., Spopka, FL 32703                      100        100  0%
 119 Carolyn Montgomery                       13255 CR 727, Webster, FL 33591                              100        100  0%
 120 Kenneth Blake                            400 Summit Ridge, #202, Longwood, FL 32779                   100        100  0%
 121 Janet Williams                           1283 Chessington Circle, Heathrow, FL 32746                  100        100  0%
 122 Donald R. Mitchell                       525 Melrose Ave, Winter Park, FL 32769-5047                  100        100  0%
 123 Steven C. Montgomery                     13255 CR 727, Webster, FL 33591                              100        100  0%


                                                                              21

 124 Daniel Baldridge                         447 BlueBird St., Apopka, FL 32703                           100        100  0%
 125 Scott B. Gnatt                           162 River Bend Dr., #E, Altamonte Springs, FL 32714          100        100  0%
 126 Matt Maguire                             484 Autumn Oaks Place, Lake Mary, FL 32746                   100        100  0%
 127 John Costello                            11508 N. Grady Ave., Tampa, FL 3324                          100        100  0%
 128 Maureen Sperling                         7500 NW 17th St., Apt 304, Plantation, FL 33313              100        100  0%
 129 Alison Goldberg                          7500 NW 17th St., Apt 304, Plantation, FL 33313              100        100  0%
 130 Cara Bompignano                          1638 E. 54th St., Brooklyn, NY 11234                         100        100  0%
 131 OBriens Main Street Investment Club      3410 Valencia Rd, Tampa, FL 33618                            100        100  0%
 132 Michael T. Husum                         11744 N. De La Mabry Hwy, Tampa, FL 33618                    100        100  0%
 133 Bernie O'Brian                           11744 N. Dale  Mabry Hwy, Tampa, FL 33624                    100        100  0%
 134 Arthor Richards                          3410 Valencia Rd., Tampa, FL 33618                           100        100  0%
 135 Gina M. Bompignano                       3410 Valencia Rd, Tampa, FL 33618                            100        100  0%
 136 Lany Sengsouriya                         320 Grant St., #212, Alameda, CA 94501                       100        100  0%
 137 Jennifer K. Yu                           6363 Christie Ave., #324, Emeryville, CA 94608               100        100  0%
 138 Jean K. Yu                               6363 Christie Ave., #324, Emeryville, CA 94608               100        100  0%
 139 Kathryn Beavers                          P. O. Box 373, Bandera, TX 78003                             100        100  0%
 140 Carmen Bush                              9607 Hidden Mist Cir, San Antonio, TX 78250                  100        100  0%
 141 Herbert M. Garvin                        APDO 724, Zaragoza Pte. #35  45920 Ajijic, Jalisco, Mexico   100        100  0%
 142 Charles F. Ickes, Jr.                    1868 Harbor Ln, Naples, FL 34104                             100        100  0%
 143 Nancy J. Eddleblute                      1868 Harbor Ln., Naples, FL 34104                            100        100  0%
 144 Heidi Ickes                              5665 Whitaker Rd, #201A, Naples, FL 34112                    100        100  0%
 145 Brandi L. Ickes                          2766 Chaddsford Cir, Apt 100, Oviedo, FL 32763-7243          100        100  0%
 146 Missi L. Ickes                           1219 Solana Rd., #16, Naples, FL 34103                       100        100  0%
 147 Joseph B. De La Garza                    10855 Terra Vista Pkwy, #13 Rancho Cucamonga, CA 91730       100        100  0%
 148 Ellen Samuel                             810 SE 4th Ave, Pompano Beach, FL 33060                      100        100  0%
 149 Nan Samuel                               810 S. E. 4th Ave., Pompano Beach, FL 33060                  100        100  0%
 150 Cecilia E. De La Garza                   10855 Terra Vista Pkwy, #13, Rancho Cucamonga, CA 91730      100        100  0%
 151 Theresa Saenz                            6214 Ben Milam Cir, San Antonio, TX 78238                    100        100  0%
 152 Reynaldo Saenz                           6214 Ben Milam Cir, San Antonio, TX 78238                    100        100  0%
 153 Sharon T. Montgomery                     3106 Brazos, #4, Houston, TX 77006                           200        200  0%
 154 Joseph De La Garza                       1235 E Sunshine Dr, San Antonio, TX 78228-2945               100        100  0%
 155 Henry Coons                              500 Old Farms Road, Avon, CT 06001                           100        100  0%
 156 Mary Anne Luppino                        2050 NE 27 Ave., Pompano, FL 33062                           100        100  0%
 157 Philana D. Yu                            31 Soaring Hawk, Irvine, CA 92614                            100        100  0%
 158 David R. Yu                              31 Soaring Hawk, Irvine, CA 92614                            100        100  0%
 159 Gordon McMeen                            138 Armiijo Ct., Corrales, NM 87048                          100        100  0%
 160 Jane Butel                               138 Armiijo Ct., Corrales, NM 87048                          100        100  0%
 161 Lee Barron Wernick                       19 Condor Road, Sharon, MA 02067                             100        100  0%
 162 Lislie P. Lagoni                         21345 Las Pilas Road, Woodland Hills, CA 91364               100        100  0%
 163 Debra Sanders                            P O Box 3419, Livermore, CA 94551                            100        100  0%
 164 Amy Senkowicz                            915 Greenbriar Dr, Boynton Beach, FL 33435                   100        100  0%
 165 Gerald L Schweigert                      303 E. Main St., Kent, OH 44240                              100        100  0%
 166 Leslie Goldstein                         21536 Toledo Rd., Boca Raton, FL 33433                       100        100  0%
 167 Goeffrey M. Strauch                      303 E. Main St., Kent, OH 44240                              100        100  0%
 168 Theresa Gattey                           21560 Toledo Rd., Boca Raton, FL 33433                       100        100  0%
 169 Robert Gartzman                          21560 Toledo Road, Boca Raton, FL 33433                      100        100  0%
 170 Pamela Langlois                          1107-C S. 1st St., Jacksonville Beach, FL 32250              100        100  0%
 171 Michael Patterson                        1107-C S. 1st St., Jacksonville Beach, FL 32250              100        100  0%
 172 Michael Ysais                            2915 Aftonshire Way, #2308, Austin, TX 78748                 100        100  0%
 173 Kathryn M. Gaudiosi                      34 Elisabeth Lane, Collegeville, PA 19426-3908               100        100  0%
 174 Mary C. De La Garza                      2100 West 100th Ave, #240, Thornton, CO 80221                100        100  0%
 175 David W. Subry                           8020 Holland Ct, Apt A, Arvada, CO 80005-2288                200        200  0%
 176 Marie Larizza                            640 Camellia Terrace Ct N, Neptune Beach, FL32266-3244       100        100  0%
 177 Robert Russakoff                         640 N. Camellia Terr. Ct., Neptune Beach, FL 32266           100        100  0%
 178 Charlotte M. Sciubba                     10 Buckeye Ct, Homosassa, FL 34446                           100        100  0%
 179 Chestine Vester                          3241 Sapphire Street, Bedford, TX 76021                      100        100  0%
 180 Carmine J. Ferraro                       11 Weather Hill Rd, Hamburg, NJ 07419                        100        100  0%
 181 Frank Fortunat III                       11 Weather HIll Rd., Hamburg, NJ 07419                       100        100  0%
 182 Vincent C DeRico Trst                                                                                 100        100  0%
     for Charles DeRico III minr              34 Elisabeth Lane, Collegeville, PA 19426-3908

                                                                              22

 183 Vincent C DeRico trust                                                                                100        100  0%
     for Dominic De Rico minor               34 Elisabeth Lane, Collegeville, PA 19426-3908
 184 Vincent C. De Rico, general partner                                                                   100        100  0%
     N. V. One Partnership                    147-2C South Main Street, Stowe, VT 05672
 185 Vincent C. De Rico, general partner                                                                   100        100  0%
     AIFS Associates: I                       39 Clarke Street, Newport, RI 02840
 186 Vincent C. De Rico                       147-2C South Main Street, Stowe, VT 05672                    100        100  0%
 187 George Johns                             533 Laurel Ave., #A, St. Paul, MN 55102                      100        100  0%
 188 William C. Minix                         16335 Paiter St., Houston, TX 77053                          100        100  0%
 189 Susan Kubitz                             4107 Foxbrush Ln, Sugar Land, TX 77479                       100        100  0%
 190 David Kubitz                             4107 Foxbrush Ln, Sugar Land, TX 77479                       100        100  0%
 191 Brandi Kubitz                            4107 Foxbrush Ln, Sugar Land, TX 77479                       100        100  0%
 192 Ashley Kubitz                            4107 Foxbrush Ln, Sugar Land, TX 77479                       100        100  0%
 193 Daniel Contreras                         16235 Espinosa Dr., Houston, TX 77083                        100        100  0%
 194 Bounty Films                             101 Gillespie Dr., Suite 9106, Franklin, TN 37067            100        100  0%
 195 Curt Dewitz                              101 Gillespie Dr., Suite # 9106, Franklin, TN 37067          100        100  0%
 196 Natasha Dewitz                           101 Gillespie Dr., #9106, Franklin, TN 37067                 100        100  0%
 197 Janny Grein                              P. O. Box 351, Eureka Springs, AR 72632                      100        100  0%
 198 Bill Grein                               P. O. Box 351, Eureka Springs, AR 72632                      100        100  0%
 199 Kathleen McCabe                          665 Balsam, Lakewood, CO 80215                               100        100  0%
 200 Richard Cedrone                          4849 N. W. 29th Ct., #412, Lauderdale Lakes, FL 33313        100        100  0%
 201 Eric Reish                               1768 S. Humbolot St., Denver, CO 80210                       100        100  0%
 202 Tara Redmond                             5056 Wateka Dr., Dallas, TX 75209                            100        100  0%
 203 Jon Sanger                               18081 Midway Rd., #2622, Dallas, TX 75287                    100        100  0%
 204 Jamie E. Moring                          4100 Gallant Ct., Flower Mound, TX 75028                     100        100  0%
 205 Jacqueline Small                         1723 Creekview Dr., Glenn Heights, TX 75154                  100        100  0%
 206 Charlotte Reeves                         3710 Chinook St., Irving, TX 75062                           100        100  0%
 207 Cynthia Anstett                          10521 Channel, Dallas, TX 75229                              100        100  0%
 208 Michelle Wolfe                           18081 Midway Rd., #2622, Dallas, TX 75287                    100        100  0%
 209 Lynn Vester                              3241 Sapphire St, Bedford, TX 76021                          100        100  0%
 210 Lisa Trojacek                            3241 Sapphire St, Bedford, TX 76021                          100        100  0%
 211 Gary Vester                              3241 Sapphire ST., Bedford, TX 76021                         100        100  0%
 212 Kenneth Vester                           3241 Sapphire ST., Bedford, TX 76021                         100        100  0%
 213 Michelle Martin                          21567 Toledo Rd., Boca Raton, FL 33433                       100        100  0%
 214 Grant Edmondson                          16 Bellevue Ave., Newport, RI 02840                          100        100  0%
 215 Dennis J. Blair                          16 Bellevue Ave., Newport, RI 02840                          100        100  0%
 216 Mark Burrage                             1414 Spring, Davenport, IA 52806                             100        100  0%
 217 Ann Burrage                              1414 Spring, Davenport, IA 52806                             100        100  0%
 218 Kim L. Botthof                           21 Arlington Rd., Melrose, MA 02176                          100        100  0%
 219 Peggy M. Botthof                         932 Judson 3 East, Evanston, IL 60202                        100        100  0%
 220 Michael B. Botthof                       21 Arlington Rd, Melrose, MA 02176                           100        100  0%
 221 James T. Koo                             26982 Beaver Ln., Los Altos Hills, CA 94022                  100        100  0%
 222 Nancy Seren-Doris                        9132-C S.W. 20th St., Boca Raton, FL 33428                   100        100  0%
 223 Thomas Doris                             9132-C S. W. 20th St., Boca Raton, FL 33428                  100        100  0%
 224 Michael aka Jame M. Wnynot Seren         9132-C S. W. 20th St., Boca Raton, FL 33428                  100        100  0%
 225 Nicolas Eran Gronquist                   1611 Sylvan Dr, Austin, TX 78741                             100        100  0%
 226 Wayne Gronquist Trst for Justin Myles
     Gronquist                                1104 Nueces Street, Austin, TX 78701                         100        100  0%
 227 Sophie M. Gronquist                      681 Springhill Dr., Hurst, TX 76053                          100        100  0%
 228 Mark A. Gronquist                        4905 West Frances Place, Austin, TX 78731                    100        100  0%
 229 Stanley E. Weber                         5702 Penick Dr., Austin, Tx 78741                            200        200  0%
 230 Stanley E. Weber                         5702 Penick Dr., Austin, Tx 78741                            100        100  0%
 231 Julie A. Sass                            1331 Falls Ave., Cuyahoga Falls, OH 44223                    100        100  0%
 232 Beveril Mormile                          556 N. W. 15th Court, Boca Raton, FL 33486                   100        100  0%
 233 Anthony Mormile                          556 N. W. 15th Ct, Boca Raton, FL 33486                      100        100  0%
 234 John A. Gattey                           21560 Toledo Rd., Boca Raton, FL 33433                       100        100  0%
 235 Julie Yetter                             7605 Creston Ln, Austin, TX 78752                            100        100  0%
 236 Rebecca DeGraw                           8005 Isaac Pryor Dr, Austin, TX 78749-1660                   100        100  0%
 237 Robert C. Hart                           9 Runnymede Lane, Madison, CT 06443                          100        100  0%

                                                                              23

 238 Peter Ling                               451 W. Longden Ave., Arcadia, CA 91007                       100        100  0%
 239 Deanna Pasley                            551 Central Park Place, Brentwood, CA 94513                  100        100  0%
 240 Patricia Reilly                          2803 Ostrom Ave., Long Beach, CA 90815                       100        100  0%
 241 Henry S. Hall                            2 Main Street, Liberty, ME 04949                             100        100  0%
 242 Susannah Homer                           5 Main Street, Liberty, ME 04949                             100        100  0%
 243 Steven E. Bryant                         2649 NE 13th Ave, Pompano Beach, FL 33064                    100        100  0%
 244 Adrianne Reese                           306 Fallview Dr., McDonough, GA 30253                        100        100  0%
 245 LaRaymond Smith                          356 Randall Drive, Clarksville, TN 37042                     100        100  0%
 246 Johnny Kindle                            356 Randall St., Clarkville, TN 37042                        100        100  0%
 247 Deborah R. Kindle                        356 Randall St., Clarkville, TN 37042                        100        100  0%
 248 Joyce E. Reese                           P. O. Box 16716, Atlanta, GA 30321                           100        100  0%
 249 Darren M. McLeod                         1940 Fisher Rd., Apt 41-D, Atlanta, GA 30315                 100        100  0%
 250 Tina Y. Garmon                           2408 Wales Drive Austell, GA 30106                           100        100  0%
 251 Almeida Jones                            2850 The Meadows Way, College PK, GA 30349                   100        100  0%
 252 Alicia Cook                              2850 The Meadows Way, College PK, GA 30349                   100        100  0%
 253 Anita Thomas                             201 Ravine Ave., 3-M, Yonkers, NY 10701                      100        100  0%
 254 Amy Miller                               12660 Medfield, #316, Houston, TX 77082                      100        100  0%
 255 Mathias Follis                           12660 Medfield, #316, Houston, TX 77082                      100        100  0%
 256 Brandon Miller                           12660 Medfield, #316, Houston, TX 77082                      100        100  0%
 257 Tzan Parker                              2305 Hayes Rd., Houston, TX 77077                            100        100  0%
 258 Roland B. Clark                          2220 Marina Way, #115, Kemah, TX 77565                       100        100  0%
 259 Alberta M. Cade                          P. O. Box 16716, Atlanta, GA 30321                           100        100  0%
 260 Todd Z. Crenshaw                         1710 Alee, Mobile, AL 36605                                  100        100  0%
 261 Shannon Crenshaw                         1710 Alee, Mobile, AL 36605                                  100        100  0%
 262 Crenshaw Zelmen                          1710 Alee, Mobile, AL 36605                                  100        100  0%
 263 Katherine Lynn Johnson                   2006 Brown, Missouri City, TX 77489                          100        100  0%
 264 Robert P. Theroux                        424 Thames St., Newport, RI 02840                            100        100  0%
 265 Blair  B. Jones                          501 N.W. 15th Ct, Boca Raton, FL 33486                       100        100  0%
 266 Alan C. Bennett                          10655 NW 12th Manor, Plantation, FL 33322                    100        100  0%
 267 Lillian M. Peeples                       424 16th St., Silvis, IL 61282                               100        100  0%
 268 Steve Priddy                             2379 Briarwest, #108, Houston, TX 77077                      100        100  0%
 269 Shannon C. Supak                         9800 Pagewood Ln., #2505, Houston, TX 77042                  100        100  0%
 270 Steven W. McCoy                          9800 Pagewood Ln., #2505, Houston, TX 77042                  100        100  0%
 271 Tom McClure                              1631 Poinsettia Dr., Ft. Lauderdale, FL 33305                100        100  0%
 272 Corey P. Larder                          6454 S. Gibraltar Cir., Aurora, CO 80016                     100        100  0%
 273 Jolie M. Larder                          6454 S. Gibraltar Cir., Aurora, CO 80016                     100        100  0%
 274 Joallan M. Larder                        6454 S. Gibraltar Cir, Aurora, CO 80016                      100        100  0%
 275 Stinson D. Haas                          19285 Indian Summer Lane, Monument, CO 80132                 100        100  0%
 276 Carol S. Haas                            19285 Indian Summer Lane, Monument, CO 80132                 100        100  0%
 277 Hy Ochberg                               502 Park Avenue, #6D, New York, NY 10022                     100        100  0%
 278 Philippe Neimetz                                                                                      100        100  0%
     C/O WPH Consultants LTD.                 80 Broad St., 35th Floor, New York, NY 10004-2209
 279 Joseph V. Ossoria                        111 Havemeyer Place, Greenwich, CT 06830                     100        100  0%
 280 Walter De Canio                          80 Broad St. Penthouse, New York, NY 10004                   100        100  0%
 281 Heather Stanfield                        959 Grove Place, Costa Mesa, CA 92627                        100        100  0%
 282 Robert G. Reese                          24502 Moonfire Dr., Dana Point, CA 92629                     100        100  0%
 283 Peter D. Finch                           P. O. Box 17119, Irvine, CA 92623                            100        100  0%
 284 Andy Bregman                             226 Doshers Dr, Fort Mill, SC 29708                          100        100  0%
 285 Jeffrey Malken                           10320 N. W. 16th Ct., Coral Springs, FL 33071                100        100  0%
 286 David E. Harrington, Jr.                 33 Towering Pines Dr, Spring, TX 77381-2593                  200        200  0%
 287 Richard S.Fleischner                     7904 N. W. 72 Ave, Tamarac, FL 33321                         100        100  0%
 288 Sirena M. King                           10901 Village Bend, #1104, Houston, TX 77072                 100        100  0%
 289 Paul Stafford                            348 Appian Way, Union City, CA 94587                         100        100  0%
 290 Sonny Garaza                             1395-C McQuesten Dr., San Jose, CA 95122                     100        100  0%
 291 Guy D. Weathers                          1648 Milroy Place, San Jose, CA 95124                        100        100  0%
 292 Dennis F. Gabel                          548 N. Lincoln Ave, Manteca, CA 95336                        200        200  0%
 293 Brian L. Hassig                                                                                       100        100  0%
     C/O Bob Gartzman                         21560 Toledo Road, Boca Raton, FL 33433
 294 Anselmo V. Lau                           1507 Roosevelt Ave, Redwood City, CA 94061                   100        100  0%


                                                                              24

 295 David E. Castro                          643 Connie Ave, San Mateo, CA 94402                          100        100  0%
 296 Johnnie De La Garza,                     18026 Cerca Azul Dr., San Antonio TX 78259                   100        100  0%
     trustee for Leah S. Moet
 297 Joseph L. Escobar                        7554 Magnolia, Houston, TX 77023                             100        100  0%
 298 Mireya Villanueva                        2623 Ivy St., Houston, TX 77026                              100        100  0%
 299 Katherine Roy                            5 Main St., Liberty, ME 04949                                100        100  0%
 300 William G. Stoute                        1205 Hillside Ave, #D, Austin, TX 78704                      100        100  0%
 301 Odessa & Rodney Childs                                                                             10,000     10,000  0%
     with rights of survivorship              825 Falconhead Dr., Burneyville, OK 73430
 302 David C. Hubinger                        2636 Majestic Dr., Wilmington, DE 19810                   10,000     10,000  0%
 303 Christian Kane                           435 E. St., Colma, CA 94014                                  100        100  0%
 304 Evan Hubinger Strait                     5500 Crestwood, Kansas City, MO 64110                        100        100  0%
 305 Elliott Hubinger Strait                  5500 Crestwood, Kansas City, MO 64110                        100        100  0%
 306 Trevor Blue                              1200 Barlow, Southlake, TX 76092                             100        100  0%
 307 Tristan Blue                             1200 Barlow, Southlake, TX 76092                             100        100  0%
 308 Jim McCoy                                326 Pleasantview, Hurst, TX 76054                          1,000      1,000  0%
 309 Sally McCoy                              326 Pleasantview, Hurst, TX 76054                          1,000      1,000  0%
 310 Hubinger Organization                    1200 Barlow, Southlake, TX 76092                         200,000    200,000  1%
 311 Patsy R. Hardy                           9753 Claudia Cir, San Antonio, TX 78251                  400,000    400,000  2%


0% represents less than 1% of AutoFund Servicing Inc.'s outstanding shares of common stock.

Mr. Rudy W. De La Garza is a major shareholder of First Dominion Financial, LTD and Jon Ruco, LTD. First Dominion Financial, LTD holds 51,667 common shares of record and Jon Ruco, LTD holds 456,400 common shares of record, collectively 508,067 common shares or 2.5% of its class.

Neither Mr. De La Garza nor First Dominion Financial, LTD nor Jon Ruco, LTD has any affiliation with First Dominion Financial Group, Inc.

AutoFund Servicing Inc. will not receive any proceeds from the sale of any shares by the selling securityholders. AutoFund Servicing Inc. is bearing all expenses in connection with the registration of the selling securityholders' shares.

The shares owned by the selling securityholders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission, which Rules pertain to delayed and continuous offerings and sales of securities. In regard to the selling securityholders' shares offered under Rule 415, AutoFund Servicing Inc. has made certain undertakings in Part II of the registration statement of which this prospectus is a part pursuant to which, in general, AutoFund Servicing Inc. has committed to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

Our authorized capital common stock consists of 50,000,000 shares of common stock, $.001 par value per share. As of the date of this prospectus, there are 20,000,000 shares of common stock issued and outstanding, which are held of record by approximately 312 holders.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

NON-CUMULATIVE VOTING

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will still own approximately 90% of our outstanding shares. After preferred share in this offering are converted for common shares of the company, the present stockholders will own approximately 80% of our outstanding shares.

CASH DIVIDENDS

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends on our common stock in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

REPORTS

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

PREFERRED STOCK

Our authorized preferred stock consists of 1,000,000 shares of stock, $.001 par value per share. As of the date of this prospectus, there are no shares of preferred stock outstanding. Our preferred stock ranks senior to all of our other equity securities, including common stock. Dividends, when, as and if declared by the board of directors, shall be paid out of funds at the time legally available for such purpose. The preferred stock will bear simple interest at an annual rate of 10% and the interest will be paid in common stock at market price upon conversion. Exhibit 99.11 creates the preferred stock and was filed with the company's SB-2/A in March 2001. Exhibit 99.26 filed with this document sets the terms for the preferred stock.

LIQUIDATION PREFERENCE

In the event of a liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of shares of the preferred stock shall be entitled to receive out of our assets available for distribution to our stockholders, an amount equal to $1.00 per share, plus any accrued dividends and unpaid thereon to the date of liquidation, before any payment shall be made or any assets distributed to the holders of our common stock or any class or series of our capital stock ranking junior as to liquidation rights to the preferred stock.

VOTING RIGHTS

AutoFund Servicing, Inc. shares of 10% series A preferred stock carry no voting rights except as required by law. Nevada law requires all shares of a series must have voting powers, designations, preferences, limitations, restrictions and relative rights identical with those of other shares of the same series.

CONVERSION RIGHTS

The preferred stock shall, at the option of the holder, be convertible, at any time later than one year after the share is purchased, in whole or in part, into two fully paid and non-assessable shares of common stock. If, three years after the date of purchase, the holder of the preferred share has not exercised his, her, or its right of conversion, the share shall automatically convert into two fully paid and non-assessable shares of common stock.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

PENNY STOCK REGULATION

Penny stocks generally are equity securities with a price of less than $5 per share other than securities registered on certain national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell AutoFund Servicing Inc.'s common stock. The foregoing required penny stock restrictions will not apply to AutoFund Servicing Inc.'s common stock if such stock reaches and maintains a market price of $5 or greater.



                                     EXPERTS

Our financial statements for the period from the period of January 1, 2000 to December 31, 2000 by Crowley & Hensley, Certified Public Accountants, 11202 Disco Drive, Suite 118, San Antonio, Texas 78216 as set forth in their report included in this prospectus.


                                  LEGAL MATTERS

Scott T. Orsini,  of The Law Firm of Orsini & Rose,  P.A.,  Post Office Box 118,
St. Petersburg, Florida 33707, telephone (727) 323-9633 has acted as legal counsel for our company.


                              AVAILABLE INFORMATION


         AutoFund Servicing, Inc. has filed with the Securities and Exchange Commission a Registration Statement on Form 10-SB, Registration Statement, under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration
Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Securities and Exchange Commission pursuant to the Securities Act and the rules and regulations of the Securities and Exchange Commission hereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Room 1024, Washington, DC. 20549. Copies may be obtained at the prescribed rates from the public reference Section of the Securities and Exchange Commission at its principal office in Washington, DC. Statements contained in this Prospectus as to the contents of any contract or any document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         AutoFund Servicing, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith will file reports and other information with the SEC. Such reports and other information can be inspected and copied at the location described above. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, NW, Room 1024, Washington, DC. 20549, at prescribed rates.

SECTION TWO FINANCIALS

                              FINANCIAL STATEMENTS


         Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

         Our audited financial statement from inception to December 31, 2000 immediately follows:

                            AUTOFUND SERVICING, INC.


                        Consolidated Financial Statements

                           December 31, 2000 and 1999

                                Table of Contents


                  Consolidated Financial Statements                     Page

                  Independent Auditors' Report                          F2
                  Balance Sheet                                         F3
                  Statements of Income                                  F4
                  Statement of Changes In Stockholders' Equity          F5
                  Statements of Cash Flows                              F6
                  Notes to Financial Statements                         F7-10

                                CROWLEY & HENSLEY
                          CERTIFIED PUBLIC ACCOUNTANTS
                          11202 DISCO DRIVE, SUITE 118
                            SAN ANTONIO, TEXAS 78216
                        (210) 495-9777 FAX (210) 499-4217


Independent Auditors' Report


To the Board of Directors
Autofund Servicing, Inc.
3201 Cherry Ridge, Suite 314
San Antonio, Texas 78230

We have audited the accompanying consolidated balance sheet of Autofund Servicing, Inc. as of December 31, 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Autofund Servicing, Inc. as of December 31, 2000, and the consolidated results of its operations and its cash flows for the each of the years in the two year period then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Wesley Crowley
-----------------------
    Wesley Crowley, CPA

April 20, 2001
San Antonio, Texas

                                       F2



                            AUTOFUND SERVICING, INC.
                           CONSOLIDATED BALANCE SHEETS
                       December 31,2000 and March 31, 2001

                                                                     December 31,  March 31,
                                                                        2000         2001
                                                                     ----------   ----------
                                                                                  (unaudited)

                                     ASSETS
Current Assets
       Cash                                                          $   47,797   $   90,292
       Accounts receivable                                               60,386       86,301
       Loan Portfolios                                                     --      1,101,593
                                                                     ----------   ----------

                  Total Current Assets                                  108,183    1,278,186


Property and Equipment-Net                                              255,197      246,197

Other Assets
       Deferred offering costs                                           70,673       70,673
                                                                     ----------   ----------
                                                                     $  434,053   $1,595,056
                                                                     ==========   ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
        Accounts payable-trade                                       $   87,750   $   73,621
        Accounts payable-stockholder                                      5,000         --
        Current portion-long term debt                                     --        187,092
        Accrued liabilities                                              41,103       50,355
        Income taxes payable                                             62,913       73,749
                                                                     ----------   ----------

                   Total Current Liabilities                            196,766      384,817
Deferred Credit
        Deferred Federal income taxes                                    12,404       19,174
                                                                     ----------   ----------

                   Total Deferred Credit                                 12,404       19,174


Long Term Debt                                                             --        927,908
Stockholders' Equity
       Common stock-50 million shares
          authorized, 20 million shares issued
          and outstanding, $.001 par value                               20,000       20,000
       Retained earnings                                                204,883      243,157
                                                                     ----------   ----------

                   Total Stockholders' Equity                           224,883      263,157
                                                                     ----------   ----------

                                                                     $  434,053   $1,595,056
                                                                     ==========   ==========


    The accompanying notes are an integral part of the financial statements.

                                       F3



                            AUTOFUND SERVICING, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years Ended December 31, 2000, 1999 and
                   Three months ending March 31, 2000 and 2001

                                                Year Ended        Year Ended           3 Months         3 Months
                                               December 31,      December 31,            Ended            Ended
                                                   2000              1999           March 31, 2001    March 31, 2000
                                               ------------------------------------------------------------------------
                                                                                      (unaudited)       (unaudited)


Revenues                                        $2,274,855       $  974,633        $  531,240         $  514,337

Costs and Expenses
       Direct cost of revenues                   1,404,158          584,189           275,183            318,728
       General and administrative                  579,131          290,593           191,177             91,773
       Depreciation                                 56,278           31,623             9,000              6,000
                                               ------------------------------------------------------------------------

          Total Costs and Expenses               2,039,567          906,405           475,360            416,501
                                               ------------------------------------------------------------------------

Income before income taxes                         235,288           68,228            55,880             97,836

Income Tax Expense
       Current                                      62,913           15,316            10,836             22,842
       Deferred                                     12,404              -               6,770                -
                                               ------------------------------------------------------------------------

          Total Income Tax Expense                  75,317           15,316            17,606             22,842
                                               ------------------------------------------------------------------------

Net income                                      $  159,971       $   52,912        $   38,274         $   74,994
                                               ========================================================================

Earnings per share                              $     0.01             *                 *                  *
                                               ========================================================================

Weighted average shares outstanding             20,000,000       20,000,000        20,000,000         20,000,000
                                               ========================================================================

*  Less than $.01 per share













    The accompanying notes are an integral part of the financial statements.

                                       F4



                            AUTOFUND SERVICING, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years Ended December 31, 2000 and 1999
                      and Three Months Ended March 31, 2001


                                     Common Stock         Retained
                                 Shares       Amount      Earnings      Total
                               ----------  ----------    ----------    ----------

Balance - January 1, 1999     20,000,000   $   20,000    $     --      $   20,000


Net income for 1999                 --           --          52,912        52,912
                              ----------   ----------    ----------    ----------


Balance - December 31, 1999   20,000,000       20,000        52,912        72,912


Net income for 2000                 --           --         159,971       159,971
                              ----------   ----------    ----------    ----------


Balance - December 31, 2000   20,000,000       20,000       212,883       232,883

(unaudited)
Net income for three months
    ended March 31, 2001
                                    --           --          38,274        38,274
                              ----------   ----------    ----------    ----------

Balance - March 31, 2001
   (unaudited)                20,000,000   $   20,000    $  251,157    $  271,157
                              ==========   ==========    ==========    ==========

















    The accompanying notes are an integral part of the financial statements.

                                       F5



                            AUTOFUND SERVICING, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           Year Ended     Year Ended     Three Months    Three Months
                                                           December 31,   December 31,      Ended           Ended
                                                              2000           1999        March 31, 2001  March 31, 2000
                                                           -----------    -----------    --------------  --------------
                                                                                         (unaudited)     (unaudited)

Cash Flows From Operating Activities:
         Net income                                        $   159,971    $    52,912    $    38,274    $    74,994
        Adjustments to reconcile net income to net
            cash provided (used) by operating activities
         Deferred income taxes                                  12,404           --            6,770           --
        Depreciation                                            56,278         31,623          9,000          6,000
        Change in operating assets and liabilities:
                    Accounts receivable                        (58,140)        (2,245)       (26,515)      (141,595)
                    Loan portfolio                                --             --       (1,101,593)          --
                    Accounts payable                            46,372        102,209        (18,530)        16,031
                    Bank overdraft                                --             --             --           62,186
                    Payroll taxes payable                      (16,351)        16,351           --             --
                    Federal income taxes payable                47,597         15,316         10,836          6,746
                    Accrued liabilities                         41,103           --            9,253         (8,669)
                                                           -----------    -----------    -----------    -----------
                          Net Cash Provided (Used) by
                           Operating Activities                289,234        216,166     (1,072,505)        15,693

Cash Flows From Investing Activities:
         Equipment purchases                                  (137,474)      (205,624)          --          (36,235)
         Deferred offering costs                               (70,673)          --             --             --
                                                           -----------    -----------    -----------    -----------
                          Net Cash Provided (Used) by
                           Investing Activities               (208,147)      (205,624)          --          (36,235)
                                                           --------------------------------------------------------
Cash Flows From Financing Activities:
         Stock proceeds-subsidiary                                --           10,000           --             --
         Note proceeds-short term                              139,000          8,820        187,092           --
         Note payments-short term                             (139,000)        (8,820)          --             --
         Note proceeds-long term                                  --             --          927,908           --
         Payments-stockholders loans                           (53,832)          --             --             --
                                                           -----------    -----------    -----------    -----------
                           Net Cash Provided (Used by
                              Financing Activities             (53,832)        10,000      1,115,000           --
                                                           -----------    -----------    -----------    -----------

Net Increase in Cash                                            27,255         20,542         42,495        (20,542)


Cash-Beginning of Year                                          20,542           --           47,797         20,542
                                                           -----------    -----------    -----------    -----------

Cash-End of Year                                           $    47,797    $    20,542    $    90,292    $      --
                                                           ===========    ===========    ===========    ===========
Supplemental Disclosures of Cash Flow Information:
         Federal income taxes paid                         $    16,096    $      --      $      --      $     6,746
                                                           ===========    ===========    ===========    ===========


    The accompanying notes are an integral part of the financial statements.

                                       F6

                            AUTOFUND SERVICING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

Note A - Nature Of Operations And Significant Accounting Policies
-----------------------------------------------------------------

Nature of Business
------------------

Autofund Servicing, Inc., (the Company) services deficient loan portfolios for lenders for a percentage of the collections. These loan portfolios are a combination of accounts written off, bankruptcy accounts and other accounts placed for collection. The Company currently provides these services on a fee basis, and in 2000 began purchasing its own loan portfolios at a discount for its own collection.

Recapitalization
----------------

AutoFund Servicing, Inc., was incorporated in Texas in September 1998. On July 25, 2000, it acquired 90 percent (18 million shares) of an unrelated shell Company, Sphinx Industries, Inc., a Nevada Corporation, in exchange for 100 percent of its outstanding common stock in a recapitalization. The merger is similar to a "pooling of interests" wherein all of the net assets of the operating Company, AutoFund Servicing Inc., are brought forward at its historical cost basis, and only its operational activities are presented in the accompanying consolidated statements of income and cash flows. For accounting purposes, AutoFund Servicing, Inc., is considered the accounting acquirer. For legal purposes, Sphinx Industries, Inc., renamed AutoFund Servicing, Inc., is considered the parent Company.

Management Estimates
--------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition-Servicing of Customer Loans
-----------------------------------------------

Income is recognized at the time billings are rendered to customers for loan servicing, based on actual loan collections during each semi-monthly period. Collection costs incurred by the Company, if not reimbursed, are expensed when incurred.


Revenue Recognition-Purchased Loans
-----------------------------------

Income from purchased loan portfolios is recognized using the cost recovery method, since collections cannot be reasonably determined, the loans usually have no collateral, and the payment histories are poor at best. Under this method of revenue recognition, all collections are applied first to loan costs. All additional collections are classified as income. The total cost of each loan portfolio is allocated among the loans acquired to arrive at the cost basis of each loan in the portfolio.


                                       F7

                            AUTOFUND SERVICING, INC.
                   Notes to Consolidated Financial Statements
                           December 31, 2000 AND 1999


Note A - Nature Of Operations And Significant Accounting Policies (continued)
-----------------------------------------------------------------------------

Property and Equipment
----------------------

Property and equipment are stated at cost. Depreciation is determined using straight-line and accelerated methods over 5-11 years.

Income Taxes
------------

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary difference between financial and tax reporting of which depreciation is the most significant. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to more likely than not be realized in future tax returns. Tax law and rate changes are reflected in income in the period such changes are enacted.

Earnings Per Share
------------------

Earnings per share are provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS No.128) "Earnings Per Share". Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period.

Deferred Offering Costs
-----------------------

The Company is in the process of filing a Form SB-2 with the Securities and Exchange Commission, which, if successfully completed, will enable it to offer additional securities to the public. Legal, professional and other offering costs incurred as of December 31, 2000 of $70,673, have been deferred until the completion of the filing, at which time such costs will be applied to the proceeds of the offering, if successful, or written off if unsuccessful.

Cash Equivalents
----------------

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.


Note B - Federal Income Tax
---------------------------

The balance sheet reflects a deferred tax liability of $12,404 resulting from timing differences occurring during 2000. There was no prior year income tax deferral.


                                       F8

                            AUTOFUND SERVICING, INC.
                   Notes to Consolidated Financial Statements
                           December 31, 2000 AND 1999


Note B - Federal Income Tax (continued)
---------------------------------------


Income tax expense is comprised of the following at December 31, 2000 and 1999:



                                                       2000          1999
                                                       ----          ----

         Effective Federal income tax rate               32%          22%
                                                         ---          ---
         Current tax expense:
                  Federal tax expense                $ 62,913      $ 15,316

         Deferred                                      12,404         -0-
                                                       ------         ---

         Income tax expense-total                    $ 75,317      $ 15,316
                                                       ======        ======

Note C -Accounts Receivable-Trade
---------------------------------

As of December 31, 2000, one customer accounted for 78% of accounts receivable and 88% of total revenues. During 1999 only one customer accounted for all revenues.

Note D - Concentration Of Credit Risk
-------------------------------------

The Company complies with statement of Financial Accounting Standards #105. This statement requires disclosure of information regarding financial instruments with off balance sheet risk and financial statements with concentration of credit risk. Autofund Servicing, Inc.'s trade territory covers substantially the entire United States. Currently, the Company is servicing accounts for two major lenders. The current agreements with these lenders are month to month.

Note E - Fair Value Of Financial Statements
-------------------------------------------

Statement of Financial Accounting Standards No. 107, disclosures about fair value of financial instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of the Company's financial instruments, which include cash, accounts receivable, accounts payable and accruals, approximate fair values due to the short-term maturities of such instruments.

Note F - Commitments
--------------------

The Company leases its office facilities for a 5 year period ending September 30, 2005. There are two renewal options of three years each. The following is a schedule of future lease payments for the next five years:


                                       F9

                            AUTOFUND SERVICING, INC.
                   Notes to Consolidated Financial Statements
                           December 31, 2000 and 1999


Note F - Commitments (continued)
--------------------------------


                      Year Ended December 31,
                      2001                          $  240,597
                      2002                             240,597
                      2003                             240,597
                      2004                             240,597
                      2005                             180,448
                                                     ---------

                                                    $1,142,836
                                                     =========

Note G - Risks And Uncertainties
--------------------------------

The Company's future operating results may be affected by a number of factors. Currently, the Company is servicing portfolios for two major banking customers under verbal agreements which are modified from time to time. The most recent amendment increased the Company's fee structure from 29% of collections to 50% of collections. The customers also reimburse the Company for out of pocket expenses.

Note H -  Leased Employees
--------------------------

The Company retains the services of an employee leasing Company which provides for all employee payroll and payroll withholding/reporting functions otherwise required by the Company.

Note I - Subsequent Events
--------------------------

Loan Portfolio Purchase and Financing
-------------------------------------


Subsequent to December 31, 2000, the Company agreed to acquire a loan portfolio from one of its customers for $1,115,000, closing not later than March 27, 2001. The seller is financing $715,000 of the purchase price, the balance is financed by a bank. The bank loan is payable in eighteen monthly installments of $25,400, beginning April 27, 2001, with interest at prime rate plus 2%.

Principal on the seller's note is payable in twenty-four equal monthly installments of $29,792 each; interest is due quarterly with interest at prime rate plus 1 percent, with an increase of 1 percent each 6 months throughout the term of the loan. Payments commence 30 days after the $400,000 loan has matured. Collateral on the notes is the loan portfolio acquired, and the personal guarantee of the Company's president.


                                   (concluded)

                                       F10





SECTION THREE EXHIBITS AND UNDERTAKINGS

                                EXHIBITS SCHEDULE



The exhibits marked with an "*" were filed with the company's registration statement, October 2000 or the SB-2/fith amendment, April 2001. Exhibit 99.26 was filed with the company's SB-2/sixth amendment.The remaining exhibits are filled with this registration statement.



Exhibit    Description                                                     Page Number

 *3.1    Articles of Incorporation
 *3.2    By-Laws of Sphinx Industries, Inc.
  5.1    Opinion Re: Legality                                               Page E-4
 23.1    Consent of Crowley & Hensley, CPA's                                Page E-5
*99.1    Consent to Waive Notice of First Meeting of Board of Directors of
         Sphinx Industries, Inc
*99.2    Board of Directors meeting roll of Sphinx Industries, Inc.
*99.3    Minutes of the First Meeting of the Board of Directors of Sphinx
         Industries, Inc
*99.4    Acceptance of appointment (Director)
*99.5    Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.6    Acceptance of appointment (President)
*99.7    Acceptance of appointment (Treasurer)
*99.8    Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.9    Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.10   Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.11   Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.12   Certificate of Amendment of Articles of Incorporation
*99.13   Secretary of state Certificate of Reinstatement
*99.14   Initial List of Officers, Directors and Resident agent of Sphinx
         Industries, Inc
*99.15   Resolution of the Board of Directors of AutoFund Servicing, Inc.
*99.16   Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.17   Resolution of the Board of Directors of AutoFund Servicing, Inc.
*99.18   Acceptance of Appointment (Director)
*99.19   Resolution of the Board of Directors of AutoFund Servicing, Inc.
*99.20   Resolution of the Board of Directors of AutoFund Servicing, Inc.
*99.21   Acceptance of Appointment (President)
*99.22   Acceptance of Appointment  (Secretary)
*99.23   Resolution of the Board of Directors of AutoFund Servicing, Inc.
         (President)
*99.24   Resolution of the Board of Directors of AutoFund Servicing, Inc.
         (President & Secretary)
*99.25   Agreement for the Exchange of Common Stock
*99.26   Resolution of the Board of Directors re: Preferred Stock
*99.27   Subscription Agreement
*99.28   Morwell Purchase Agreement
*99.29   Servicing Agreement AAAC
*99.30   Servicing Agreement RAG
*99.31   1st Amendment to Agreement
*99.32   2nd Amendment to Agreement
*99.33   3rd Amendment to Agreement
*99.34   4th Amendment to Agreement
*99.35   5th Amendment to Agreement
*99.36   6th Amendment to Agreement
*99.37   7th Amendment to Agreement
*99.38   8th Amendment to Agreement
*99.39   9th Amendment to Agreement
*99.40   Portfolio Purchase Agreement AAAC
 99.41   Signature of President, Sole Director, Treasurer and Secretary     Page E-8


                                  UNDERTAKINGS

The undersigned Registrant undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                               AutoFund Servicing, Inc.
                                               ------------------------

                                               Dated: 10/13/00

                                               By: /s/ James D. Haggard
                                                   --------------------
                                                       James D. Haggard
                                                       President/CEO

EXHIBIT 5.1 OPINION RE: LEGALITY


March 30, 2001


AutoFund Servicing, Inc.
James D. Haggard, President
3201 Cherry Ridge Dr., Suite 314
San Antonio, Texas 78230

Gentlemen,

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of AutoFund Servicing, Inc. (the "Company") Common Stock, par value $0.001 per share ("Common Stock") and Preferred Stock, par value $0.001 per share ("Preferred Stock"). We have reviewed the Company's Company Charter, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form SB-2 the Common and Preferred Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared for the use of the Company in connection with its registration statement on Form SB-2, and we hereby consent to the filing of this Opinion as an exhibit to such registration statement and to our firm being referenced under the caption "Opinions of Experts."





                                                     Very truly yours,

                                                     /s/ Scott T. Orsini
                                                     -------------------
                                                         Scott T. Orsini

EXHIBIT 23.1 CONSENT
                          CONSENT OF Crowley & Hensley,

                Crowley & Hensley, Certified Public Accountants,
             11202 Disco Drive, Suite 118, San Antonio, Texas 78216







               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of AutoFund Servicing Inc. of the Financial Statements dated December 31, 2000, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us as "Experts" in such Prospectus.

July 1, 2001


                                            /s/ Wesley Crowley
                                            -----------------------
                                                Wesley Crowley, CPA

EXHIBIT 99.41 SIGNATURE PAGE

SIGNATURE OF PRESIDENT, SOLE DIRECTOR, TREASURER AND SECRETARY



                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas on July 3, 2001.

AUTOFUND SERVICING INC.



By: /s/ James D. Haggard
--------------------------------------
James D. Haggard
Chairman, Sole Director, President
and Secretary/Treasurer (Principal
Financial and Accounting Officer)